CALCULATION OF REGISTRATION FEE

Title of each class of securities offered	Amount to be registered	Maximum offering price per security	Maximum aggregate offering price	Amount of registration fee(1)
3.700% Senior Notes due 2023	$850,000,000	99.975%	$847,637,000	$115,618

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)
Registration 333-181644

PROSPECTUS SUPPLEMENT

(To Prospectus dated May 24, 2012)

$850,000,000

3.700% Senior Notes due 2023

We are offering $850,000,000 aggregate principal amount of our 3.700% senior notes due 2023. The notes will pay interest semi-annually in cash in arrears on January 15 and July 15 of each year, beginning on July 15, 2013. The notes are being issued in connection with our proposed investment (the “Investment”) in certain limited partner and general partner interests in Access Midstream Partners, L.P. If the Investment has not closed by May 15, 2013, we will be required to redeem the notes, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest on the notes to the redemption date. The notes may also be redeemed at our option, in whole but not in part, at any time prior to May 15, 2013, at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest on the notes to the redemption date, if, in our judgment, the Investment will not be consummated on or prior to May 15, 2013 on substantially the terms described in this prospectus supplement. The net proceeds of this offering will not be deposited into an escrow account pending any such redemption of the notes. See “Description of the Notes — Special Mandatory Redemption.” We may redeem some or all of the notes at any time or from time to time prior to October 15, 2022 at a specified “make-whole” premium. We also have the option, at any time on or after October 15, 2022 (which is the date that is three months prior to the maturity date of the notes), to redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date. See “Description of the Notes — Optional Redemption.”

The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior indebtedness and senior to all of our future indebtedness that is expressly subordinated in right of payment to the notes.

Investing in our notes involves risks. Please read “Risk Factors” beginning on page S-7 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public offering price(1)	99.722%	$847,637,000
Underwriting discount and commissions	0.650%	$5,525,000
Proceeds to The Williams Companies, Inc. (before expenses)	99.072%	$842,112,000

(1)	Plus accrued interest from December 18, 2012, if settlement occurs after that date.

The underwriters expect to deliver the notes on or about December 18, 2012, through the book-entry facilities of The Depository Trust Company, including its participants the Euroclear System and Clearstream Banking, S.A.

Joint Book-Running Managers

UBS Investment Bank	Barclays	Citigroup

Co-Managers

BOSC, Inc.	DNB Markets	Mitsubishi UFJ Securities

Mizuho Securities	SMBC Nikko	TD Securities	US Bancorp

Prospectus Supplement dated December 13, 2012

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the notes. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of the notes. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about the offering of the notes varies between this prospectus supplement and the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Where You Can Find More Information” on page S-58 of this prospectus supplement.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus relating to this offering of the notes. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the notes, and seeking offers to buy the notes, only in jurisdictions where offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

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Prospectus Supplement

Prospectus dated May 24, 2012

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FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus supplement and the documents incorporated herein by reference, excluding historical information, include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical facts, included in this prospectus supplement that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future are forward-looking statements. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “assumes,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “guidance,” “outlook,” “strategy,” “in-service date” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	amounts and nature of future capital expenditures;

•	expansion and growth of our business and operations;

•	financial condition and liquidity;

•	business strategy;

•	cash flow from operations or results of operations;

•	the levels of dividends to stockholders;

•	seasonality of certain business components; and

•	natural gas, natural gas liquids and crude oil prices and demand.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this prospectus supplement or in the documents incorporated herein by reference. You should carefully consider the risk factors discussed below in addition to the other information in this prospectus supplement and in the documents incorporated herein by reference. If any of the following risks were actually to occur, our business, results of operations and financial condition could be materially adversely affected. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	whether we have sufficient cash to enable us to pay current and expected levels of dividends;

•	availability of supplies, market demand, volatility of prices and the availability and cost of capital;

•

inflation, interest rates, fluctuation in foreign exchange rates and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	the strength and financial resources of our competitors;

•	ability to acquire new businesses and assets and integrate those operations and assets into our existing businesses, as well as expand our facilities;

•	development of alternative energy sources;

•	the impact of operational and development hazards;

S-iii

•

costs of, changes in, or the results of laws, government regulations (including safety and climate change regulation and changes in natural gas production from exploration and production areas that we serve), environmental liabilities, litigation and rate proceedings;

•	our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	changes in maintenance and construction costs;

•	changes in the current geopolitical situation;

•	our exposure to the credit risks of our customers and counterparties;

•	risks related to strategy and financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of credit;

•	risks associated with future weather conditions;

•	our ability to operate and control entities that we partially own in a manner beneficial to us;

•	acts of terrorism, including cybersecurity threats and related disruptions; and

•	additional risks described in our filings with the Securities and Exchange Commission (the “SEC”).

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above and referred to below may cause our intentions to change from those statements of intention set forth in or incorporated into this prospectus supplement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the risks set forth under the caption “Risk Factors” in this prospectus supplement.

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CERTAIN DEFINITIONS

As used in this prospectus supplement, unless the context otherwise requires or indicates:

“Northwest Pipeline” refers to Northwest Pipeline GP.

“Partially Owned Entities” refers to the entities in which we do not own a 100 percent ownership interest, including principally Discovery Producer Services LLC, Gulfstream Natural Gas System, L.L.C., Laurel Mountain Midstream, LLC, Aux Sable Liquid Products L.P., and Overland Pass Pipeline Company LLC.

“Pipeline Entities” refers to Williams’ wholly- and partially-owned regulated pipeline entities, including principally Northwest Pipeline, Transco, Gulfstream Natural Gas System, L.L.C., Discovery Producer Services LLC, Overland Pass Pipeline Company LLC, and Black Marlin Pipeline LLC.

“Transco” refers to Transcontinental Gas Pipe Line Company, LLC.

“Williams Partners” and “WPZ” refer to Williams Partners L.P.

“Williams,” “we,” “our,” “us” and like terms refer to The Williams Companies, Inc. and its subsidiaries.

In addition, our industry uses many terms and acronyms that may not be familiar to you. To assist you in reading this prospectus supplement, we have provided below definitions of some of these terms.

British Thermal Units (Btu): When used in terms of volumes, Btu is used to refer to the amount of natural gas required to raise the temperature of one pound of water by one degree Fahrenheit at one atmospheric pressure.

FERC: Federal Energy Regulatory Commission.

Fractionation: The process by which a mixed stream of natural gas liquids is separated into its constituent products, such as ethane, propane and butane.

LNG: Liquefied natural gas. Natural gas which has been liquefied at cryogenic temperatures.

NGLs: Natural gas liquids. Natural gas liquids result from natural gas processing and crude oil refining and are used as petrochemical feedstocks, heating fuels and gasoline additives, among other applications.

NGL margins: NGL revenues less Btu replacement cost, plant fuel, transportation and fractionation.

Throughput: The volume of product transported or passing through a pipeline, plant, terminal or other facility.

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SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before making an investment decision. You should read the entire prospectus supplement, the accompanying base prospectus and the documents incorporated by reference for a more complete understanding of this offering of the notes. Please read “Risk Factors” beginning on page S-7 of this prospectus supplement for information regarding risks you should consider before investing in the notes.

The Williams Companies, Inc.

We are primarily an energy infrastructure company focused on connecting North America’s hydrocarbon resource plays to growing markets for natural gas, NGLs, and olefins. Our operations span from the deepwater Gulf of Mexico to the Canadian oil sands.

Our interstate gas pipeline and domestic midstream interests are largely held through our significant investment in Williams Partners, one of the largest energy master limited partnerships. We own the general partner interest and, as of November 30, 2012, a 68.1 percent limited-partner interest in WPZ. We also own a Canadian midstream business, which processes oil sands off-gas.

Recent Developments

Investment in Equity Interests of Access Midstream Partners, L.P.

On December 11, 2012, we announced that we had entered into:

(1)	a purchase agreement dated December 11, 2012 with certain entities managed by Global Infrastructure Management, L.L.C. to acquire from such entities 34,538,061 subordinated limited partnership units (“Subordinated Units”) of Access Midstream Partners, L.P. (“ACMP”) and 50 percent of the outstanding equity interests in Access Midstream Ventures, L.L.C., the sole member of the general partner of ACMP (“Access GP”), which in turn holds all of ACMP’s incentive distribution rights and a 2.0 percent general partner interest in ACMP (together, the “GIP I Purchase”); and

(2)	a subscription agreement dated December 11, 2012 with ACMP, Access GP and GIP II Hawk Holdings Partnership, L.P. (together with certain other affiliates of Global Infrastructure Investors II, LLC, “GIP II”) whereby we and GIP II have each agreed to purchase approximately 5.9 million Convertible Class B Units (“Class B Units”) and approximately 5.6 million Subordinated Class C Units (“Class C Units”). ACMP also will issue and sell to Access GP a number of general partnership units sufficient to maintain Access GP’s 2.0 percent general partner interest in ACMP. In addition, if ACMP does not consummate a public offering of its common units prior to the closing of the ACMP Subscription (an “ACMP Equity Offering”), we and GIP II have each agreed to purchase up to approximately $230 million of additional Class C Units (and associated general partnership units sufficient to maintain Access GP’s 2.0 percent general partner interest in ACMP). If ACMP consummates an ACMP Equity Offering but the net proceeds thereof are less than currently anticipated, we and GIP II have each agreed to purchase up to approximately $230 million of additional ACMP common units (and associated general partnership units sufficient to maintain Access GP’s 2.0 percent general partner interest in ACMP) such that ACMP has received sufficient funding to consummate the CMO Acquisition described below. These subscription transactions are referred to collectively as the “ACMP Subscription,” and together with the GIP I Purchase, the “Investment.”

Upon consummation of the Investment, we will own an indirect 50 percent interest in Access GP, which owns the 2.0 percent general partner interest and the incentive distribution rights in ACMP, and an approximate

25 percent limited partner interest in ACMP (based on current assumptions as to the capital raising activities of ACMP). ACMP is a publicly traded master limited partnership listed on the New York Stock Exchange (“NYSE”) that owns, operates, develops and acquires natural gas gathering systems and other midstream energy assets. ACMP is principally focused on natural gas gathering, the first segment of midstream energy infrastructure that connects natural gas produced at the wellhead to third-party takeaway pipelines.

The consideration for the GIP I Purchase is approximately $1.823 billion, subject to adjustment for distributions in respect of any quarter on or after October 1, 2012, and our portion of the consideration for the ACMP Subscription will be between $350 million and $580 million depending upon certain capital raising activities of ACMP in connection with its acquisition from affiliates of Chesapeake Energy Corporation of 100 percent of the outstanding equity interests of Chesapeake Midstream Operating, L.L.C. (“CMO”) for consideration of approximately $2.2 billion, subject to adjustments for working capital, inventory, certain cash, transaction expenses, indebtedness and certain adjusted revenues and expenditures from October 1, 2012 through the closing date (the “CMO Acquisition”). CMO and its subsidiaries own midstream gas gathering, processing and related assets in the Eagle Ford, Haynesville, Marcellus, Niobrara and Utica basins. It is anticipated that ACMP will finance the CMO Acquisition with the proceeds it receives from the ACMP Subscription, together with some combination of bridge financing, borrowings under its revolving credit facility, cash on hand, or the net proceeds of one or more capital markets offerings of its debt or equity securities.

During the subordination period, as defined in the ACMP partnership agreement, the Subordinated Units are not entitled to receive any distributions until the ACMP common units have received the minimum quarterly distribution, as set forth in the ACMP partnership agreement, plus any arrearages from prior quarters. The Subordinated Units convert to common units following the termination of the subordination period, which ends once ACMP meets any of the financial tests specified in its partnership agreement. Similar to the Subordinated Units, the Class C units also are not entitled to receive quarterly distributions until the common units have received the minimum quarterly distribution. The Class B Units are entitled to receive quarterly distributions with the common units but in the form of additional Class B Units instead of cash. The Class B Units and the Class C Units are convertible, at the option of the holder or ACMP, into common units on the day after the record date for the distribution to common units for the fiscal quarters ending December 31, 2014 and December 31, 2013, respectively.

The Investment will be funded through a combination of the net proceeds of this offering, the Common Stock Offering described below and, if necessary, borrowings under our revolving credit facility or the Bridge Facility described below. We may also elect to fund a portion of the consideration using cash on hand. This offering is not conditioned upon the completion of the Investment or the completion of the Common Stock Offering; however, in the event the Investment has not closed by May 15, 2013, we will be required to redeem the notes at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest to the redemption date. The notes may also be redeemed at our option prior to May 15, 2013, at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest on the notes to the redemption date, if, in our judgment, the Investment will not be consummated on or prior to May 15, 2013 on substantially the terms described in this prospectus supplement. See “Description of the Notes — Special Mandatory Redemption” and “Description of the Notes — Optional Redemption.”

On December 12, 2012, we priced an offering of 46,500,000 shares of our common stock at a price to the public of $31.00 per share (the “Common Stock Offering”). The Common Stock Offering is scheduled to close on December 18, 2012. The net proceeds of the Common Stock Offering are expected to be approximately $1.398 billion, which will be used to fund part of the consideration for the Investment.

We have obtained a backup financing commitment for an up to $2.5 billion bridge facility (the “Bridge Facility”) from affiliates of certain of the underwriters of this offering to fund the payment of the consideration for the Investment, if necessary. Pursuant to such commitment, the amount available for borrowing under the Bridge Facility will be reduced by the amount of any net proceeds received by us from this offering and the Common Stock Offering. See “Description of Other Indebtedness — Bridge Facility” for a description of the terms and conditions of the Bridge Facility.

The agreements governing the Investment include customary representations, warranties, covenants and indemnities. These agreements also contain certain termination rights for the parties, including if the closing of the transactions contemplated by the agreements does not occur by January 31, 2013, subject to possible extension by the parties. The agreements are subject to customary closing conditions and also require that, either before or contemporaneously with the Investment, ACMP close the CMO Acquisition.

The closing of the Investment and the CMO Acquisition are anticipated to occur in December 2012. For earnings per share, we expect the Investment will be slightly dilutive in 2013 and accretive beginning in 2014.

Support for Northeast-to-Gulf-Coast NGL Pipeline Project in Initial Development.

Separate from the Investment and CMO Acquisition, Chesapeake Energy Corporation has affirmed to us its intention to support our development of a proposed NGL pipeline that would connect liquids-rich Marcellus and Utica producing areas in the Northeast to large, diverse markets in the Gulf Coast. We are developing this project as a large-scale industry solution to support the long-term success of producers in these important shale-producing areas of the Northeast United States.

Geismar Drop-Down

On November 5, 2012, we completed the sale to WPZ of our 83.3 percent interest and operatorship of an olefins production facility located in Geismar, Louisiana, along with a refinery grade propylene splitter and pipelines in the Gulf region for total consideration valued at approximately $2.4 billion, comprised of 42,778,812 common units of WPZ, $25 million in cash and an increase in the capital account of WPZ’s general partner to allow us to maintain our 2.0 percent general partner interest in WPZ (the “Geismar Drop-Down”). The Geismar facility is a light-end NGL cracker with current volumes of 39,000 barrels per day of ethane and 3,000 barrels per day of propane and annual production of 1.35 billion pounds of ethylene. We anticipate that upon the completion of an expansion currently underway and scheduled for completion by late 2013, the facility’s annual ethylene production capacity will grow by 600 million pounds to 1.95 billion pounds. As part of the Geismar Drop-Down, we have agreed to temporarily waive $16 million per quarter of distributions we would have otherwise been entitled to receive pursuant to our general partner incentive distribution rights until the later of December 31, 2013 or 30 days following substantial completion of the expansion referred to above.

Principal Executive Offices and Internet Address

Our principal executive offices are located at One Williams Center, Tulsa, Oklahoma 74172-0172, and our telephone number is (918) 573-2000. Our website is located at http://www.williams.com. We make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus supplement or the accompanying base prospectus and does not constitute a part of this prospectus supplement or the accompanying base prospectus.

Underwriting and Conflicts

Some of the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking, investment banking or financial advisory transactions with us and our affiliates, in the ordinary course of their business. For example, UBS Securities LLC is acting as a financial advisor to us in connection with the Investment and certain underwriters and their affiliates, including UBS Securities LLC and UBS Loan Finance LLC, Barclays Bank PLC and Citigroup Global Markets Inc., are expected to act as arrangers and lenders for the Bridge Facility. In addition, Citigroup Global Markets Inc., Barclays Capital Inc., UBS Securities LLC, BOSC, Inc., DNB Markets, Inc., Mitsubishi UFJ Securities (USA) Inc., Mizuho Securities USA Inc., SMBC Nikko Capital Markets Limited and TD Securities (USA) LLC are serving as underwriters for the Common Stock Offering. Such underwriters and their affiliates have received customary compensation and expense reimbursement for these commercial banking, investment banking or financial advisory transactions. In addition, Citigroup Global Markets Inc. is acting as financial advisor to Global Infrastructure Partners in connection with the Investment and is acting as a financial advisor to ACMP in connection with the CMO Acquisition. Please read “Underwriting — Relationships / FINRA Conduct Rules” in this prospectus supplement.

THE OFFERING

Issuer	The Williams Companies, Inc.

Notes Offered	$850,000,000 aggregate principal amount of our 3.700% senior notes due 2023.

Maturity	The notes will mature on January 15, 2023.

Interest	The interest rate on the notes shall be 3.700%.

Interest Payment Dates	Interest on the notes will be payable semi-annually in arrears on January 15 and July 15 beginning on July 15, 2013, and will be payable to holders of record at the close of business on the January 1 or July 1 immediately preceding the interest payment date (whether or not a business day).

Optional Redemption	We may redeem the notes, in whole or in part, at our option at any time or from time to time prior to October 15, 2022, at the applicable make-whole redemption price described in this prospectus supplement. We also have the option, at any time on or after October 15, 2022, to redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date. See “Description of the Notes — Optional Redemption.”

Special Mandatory Redemption	If the Investment has not closed by May 15, 2013, we will be required to redeem the notes, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to the redemption date. The notes may also be redeemed at our option, in whole but not in part, at any time prior to May 15, 2013, at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest on the notes to the redemption date, if, in our judgment, the Investment will not be consummated on or prior to May 15, 2013 on substantially the terms described in this prospectus supplement. The net proceeds of this offering will not be deposited into an escrow account pending any special mandatory redemption of the notes. See “Description of the Notes — Special Mandatory Redemption.”

Ranking	The notes will be our senior unsecured obligations. Your right to payment under the notes will be equal in right of payment with all of our existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all of our future secured indebtedness and will be structurally subordinated to all existing and future indebtedness and other obligations of our subsidiaries, including trade payables. The notes will rank senior to all of our future subordinated indebtedness.

Certain Covenants	We will issue the notes under a supplemental indenture to a base indenture, which we refer to collectively as the “indenture,” each to be dated as of December 18, 2012, between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The indenture will contain limitations on, among other things:

•	the incurrence of liens on assets to secure debt; and

•	certain mergers or consolidations and transfers of assets.

These covenants are subject to exceptions. See “Description of the Notes — Certain Covenants.”

Use of Proceeds	The net proceeds from this offering of notes will be approximately $841.6 million after deducting the estimated underwriting discount and commissions and offering expenses payable by us. We intend to use the net proceeds of this offering, together with the net proceeds of the Common Stock Offering and, if necessary, borrowings under our revolving credit facility or the Bridge Facility, to fund the consideration for the Investment. We may also elect to fund a portion of the consideration using cash on hand. See “Use of Proceeds.”

Form and Denomination	The notes will be represented by one or more global notes. The global notes will be deposited with the trustee, as custodian for The Depository Trust Company (“DTC”).

Ownership of beneficial interests in the global notes will be shown on, and transfers of such interests will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants, including the depositaries for Clearstream Banking Luxembourg, or Euroclear Bank S.A./N.V., as operator of the Euroclear System.

The notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Absence of Public Trading Market	The notes will be a new issue of securities for which there is currently no market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them. Accordingly, there can be no assurance that a liquid market for the notes will develop or be maintained. See “Risk Factors” in this prospectus supplement.

Governing Law	The notes and the indenture will be governed by the laws of the State of New York.

Trustee	The Bank of New York Mellon Trust Company, N.A.

Risk Factors	See “Risk Factors” beginning on page S-7 and the other information included in, or incorporated by reference into, this prospectus supplement and the accompanying base prospectus for a discussion of certain factors you should carefully consider before deciding to invest in the notes.

RISK FACTORS

Before you invest in the notes, you should carefully consider the risk factors set forth below, together with all of the other information included in this prospectus supplement, the accompanying base prospectus and the documents incorporated herein by reference in evaluating an investment in the notes. If any of the risks discussed below or in the foregoing documents were actually to occur, our business, prospects, financial condition, results of operations, cash flows and, in some cases, our reputation, could be materially adversely affected. In that case, we might not be able to pay interest on, or the principal of, the notes. In any such case, you may lose all or part of your original investment and not realize any return that you may have expected thereon. See “Certain Definitions” for definitions of certain terms used in this section.

Risks Related to the Notes

Our indebtedness could impair our financial condition and our ability to fulfill our debt obligations, including our obligations under the notes.

As of September 30, 2012, we had outstanding indebtedness of $9.5 billion, representing approximately 61% of our total book capitalization ($10.4 billion and 58% after giving effect to the transactions described in the first sentence under “Capitalization” in this prospectus supplement).

Our debt service obligations and restrictive covenants in our $900 million five-year senior unsecured revolving credit facility agreement, the expected terms of the Bridge Facility, the indenture governing the notes and the other indentures governing our existing senior unsecured notes could have important consequences to you. For example, they could:

•

make it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness, which could in turn result in an event of default on such other indebtedness or the notes;

•	impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	diminish our ability to withstand a continued or future downturn in our business or the economy generally;

•

require us to dedicate a substantial portion of our cash flow from operations to debt service payments, thereby reducing the availability of cash for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

Our ability to repay, extend or refinance our existing debt obligations, to make payments of interest on, and the principal of, the notes, and to obtain future credit will depend primarily on our operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors, many of which are beyond our control. Our ability to refinance existing debt obligations or obtain future credit will also depend upon the current conditions in the credit markets and the availability of credit generally. If we are unable to meet our debt service obligations, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

We are not prohibited under the indenture that will govern the notes or the indentures that govern our existing senior unsecured notes from incurring additional indebtedness in addition to the notes. Our incurrence of significant additional indebtedness would exacerbate the negative consequences mentioned above, and could adversely affect our ability to pay the interest on, and principal of, the notes.

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets, which may affect our ability to make payments on the notes.

We have a holding company structure, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the ownership interests in these subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, applicable state partnership and limited liability company laws and other laws and regulations. If we are unable to obtain the funds necessary to pay the principal amount at maturity of the notes or to repurchase the notes upon the occurrence of a change of control, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes.

Our subsidiaries are not prohibited from incurring indebtedness by their organizational documents, which may affect our ability to pay interest on, and the principal of, the notes.

Our subsidiaries are not prohibited by the terms of their respective organizational documents from incurring indebtedness. If they were to incur significant amounts of indebtedness, such occurrence may inhibit their ability to make distributions to us. An inability by our subsidiaries to make distributions to us would materially and adversely affect our ability to pay interest on, and the principal of, the notes because we expect distributions we receive from our subsidiaries to represent a significant portion of the cash we use to pay interest on, and the principal of, the notes.

The notes will be structurally subordinated to liabilities and indebtedness of our subsidiaries and effectively subordinated to any of our secured indebtedness to the extent of the assets securing such indebtedness.

We currently have no secured indebtedness outstanding, but holders of any secured indebtedness that we may incur in the future would have claims with respect to our assets constituting collateral for such indebtedness that are effectively prior to your claims under the notes. In the event of a default on such secured indebtedness or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes. Accordingly, any such secured indebtedness would effectively be senior to the notes to the extent of the value of the collateral securing the indebtedness. While the indenture governing the notes places some limitations on our ability to create liens, there are significant exceptions to these limitations that will allow us to secure some kinds of indebtedness without equally and ratably securing the notes. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the notes and the holders of other claims against us with respect to our other assets. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.

In addition, the notes are not guaranteed by our subsidiaries and our subsidiaries are generally not prohibited under the indenture from incurring additional indebtedness (in particular, WPZ and its subsidiaries collectively had approximately $8.1 billion of indebtedness outstanding as of September 30, 2012 and are likely to incur additional indebtedness in the future). As a result, holders of the notes will be structurally subordinated to claims of third party creditors, including holders of indebtedness, of these subsidiaries. Claims of those other creditors, including trade creditors, secured creditors, governmental authorities, and holders of indebtedness or guarantees issued by the subsidiaries, will generally have priority as to the assets of the subsidiaries over claims by the holders of the notes. As a result, rights of payment of holders of our indebtedness, including the holders of the notes, will be structurally subordinated to all those claims of creditors of our subsidiaries.

If the Investment has not closed by May 15, 2013, we will be required to redeem the notes and you may not obtain your expected return on the notes.

Our ability to close the Investment is subject to various closing conditions, many of which are beyond our control. Therefore we may not be able to close the Investment. If the closing of the Investment has not occurred before May 15, 2013, we will be required to redeem all of the notes at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest on the notes to the redemption date. If for any reason we believe that the Investment will not close before the deadline for special mandatory redemption, we have the option to redeem the notes earlier on the same terms. If we redeem the notes pursuant to these redemption provisions, you may not obtain your expected return on the notes and may not be able to reinvest the proceeds from such redemption in an investment that results in a comparable return. In addition, as a result of the special redemption provisions of the notes, the trading prices of the notes may not reflect the financial results of our business or macroeconomic factors. Your decision to invest in the notes is made at the time of the offering of the notes. You will have no rights under the special mandatory redemption provisions as long as the Investment closes by May 15, 2013, nor will you have any right to require us to repurchase your notes if, between the closing of the notes offering and the closing of the Investment, we experience any changes (including any material changes) in our business or financial condition, or if the terms of the Investment or the related transactions change, including in material respects.

We will not deposit the net proceeds of this offering into an escrow account, and we may not be able to raise the funds necessary to finance the special mandatory redemption required under certain circumstances by the indenture governing the notes.

If the Investment has not closed before May 15, 2013, we will be required to redeem all of the notes offered hereby. We will not deposit the net proceeds of this offering into an escrow account pending the closing of the Investment for the purpose of redeeming the notes offered hereby if the Investment does not close. We cannot assure you that we will have sufficient funds available when needed to finance the special mandatory redemption of the notes. Any failure to redeem any of the notes pursuant to the special mandatory redemption provisions would constitute a default under the indenture governing the notes.

An active trading market may not develop for our notes.

Prior to this offering, there was no market for the notes. We have been informed by the underwriters that they intend to make a market in the notes after this offering is completed. However, none of the underwriters is obligated to make a market in the notes and, even if the underwriters commence market making, they may cease their market-making at any time. In addition, the liquidity of the trading market in the notes and the market price quoted for the notes may be adversely affected by changes in the overall market for debt securities and by changes in our financial performance or prospects or in the financial performance or prospects of companies in our industry. As a result, an active trading market may not develop or be maintained for our notes. If an active market does not develop or is not maintained, the market price and liquidity of our notes may be adversely affected.

Risks Related to Our Business

The long-term financial condition of our natural gas transportation and midstream businesses is dependent on the continued availability of natural gas supplies in the supply basins that we access, demand for those supplies in our traditional markets and the prices of and market demand for natural gas.

The development of the additional natural gas reserves that are essential for our natural gas transportation and midstream businesses to thrive requires significant capital expenditures by others for exploration and development drilling and the installation of production, gathering, storage, transportation and other facilities that permit natural gas to be produced and delivered to our pipeline systems. Low prices for natural gas, regulatory limitations, including environmental regulations, or the lack of available capital for these projects could adversely affect the development and production of additional reserves, as well as gathering, storage, pipeline transportation and import and export of natural gas supplies, adversely impacting our ability to fill the capacities of our gathering, transportation and processing facilities.

Production from existing wells and natural gas supply basins with access to our pipeline and gathering systems will also naturally decline over time. The amount of natural gas reserves underlying these wells may also be less than anticipated, and the rate at which production from these reserves declines may be greater than anticipated. Additionally, the competition for natural gas supplies to serve other markets could reduce the amount of natural gas supply for our customers. Accordingly, to maintain or increase the contracted capacity or the volume of natural gas transported on or gathered through our pipeline systems and cash flows associated with the gathering and transportation of natural gas, our customers must compete with others to obtain adequate supplies of natural gas. In addition, if natural gas prices in the supply basins connected to our pipeline systems are higher than prices in other natural gas producing regions, our ability to compete with other transporters may be negatively impacted on a short-term basis, as well as with respect to our long-term recontracting activities. If new supplies of natural gas are not obtained to replace the natural decline in volumes from existing supply areas, if natural gas supplies are diverted to serve other markets, if development in new supply basins where we do not have significant gathering or pipeline systems reduces demand for our services, or if environmental regulators restrict new natural gas drilling, the overall volume of natural gas transported, gathered and stored on our systems would decline, which could have a material adverse effect on our business, financial condition and results of operations, and our ability to pay interest on, and the principal of, the notes. In addition, new LNG import facilities built near our markets could result in less demand for our gathering and transportation facilities.

Significant prolonged changes in natural gas prices could affect supply and demand and cause a reduction in or termination of the long-term transportation and storage contracts or throughput on the gas pipeline systems.

Higher natural gas prices over the long term could result in a decline in the demand for natural gas and, therefore, in long-term transportation and storage contracts or throughput on our gas pipeline systems. Also, lower natural gas prices over the long term could result in a decline in the production of natural gas resulting in reduced contracts or throughput on the gas pipeline systems. As a result, significant prolonged changes in natural gas prices could have a material adverse effect on our gas pipeline business, financial condition, results of operations and cash flows, and on our ability to pay interest on, and the principal of, the notes.

Prices for NGLs, natural gas, oil and other commodities are volatile and this volatility could adversely affect our financial results, cash flows, access to capital and ability to maintain existing businesses.

Our revenues, operating results, future rate of growth and the value of certain components of our businesses depend primarily upon the prices of NGLs, natural gas, oil or other commodities, and the differences between prices of these commodities. Price volatility can impact both the amount we receive for our products and services and the volume of products and services we sell. Prices affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. Any of the foregoing can also have an adverse effect on our business, results of operations, financial condition and cash flows and our ability to pay interest on, and the principal of, the notes.

The markets for NGLs, natural gas, oil and other commodities are likely to continue to be volatile. Wide fluctuations in prices might result from relatively minor changes in the supply of and demand for these commodities, market uncertainty and other factors that are beyond our control, including:

•	worldwide and domestic supplies of and demand for natural gas, NGLs, oil, petroleum, and related commodities;

•	turmoil in the Middle East and other producing regions;

•	the activities of the Organization of Petroleum Exporting Countries;

•	terrorist attacks on production or transportation assets;

•	weather conditions;

•	the level of consumer demand;

•	the price and availability of other types of fuels;

•	the availability of pipeline capacity;

•	supply disruptions, including plant outages and transportation disruptions;

•	the price and quantity of foreign imports of natural gas and oil;

•	domestic and foreign governmental regulations and taxes;

•	volatility in the natural gas and oil markets;

•	the overall economic environment;

•	the credit of participants in the markets where products are bought and sold; and

•	the adoption of regulations or legislation relating to climate change and changes in natural gas production from exploration and production areas that we serve.

We might not be able to successfully manage the risks associated with selling and marketing products in the wholesale energy markets.

Our portfolio of derivative and other energy contracts may consist of wholesale contracts to buy and sell commodities, including contracts for natural gas, NGLs and other commodities that are settled by the delivery of the commodity or cash throughout the United States. If the values of these contracts change in a direction or manner that we do not anticipate or cannot manage, it could negatively affect our results of operations. In the past, certain marketing and trading companies have experienced severe financial problems due to price volatility in the energy commodity markets. In certain instances this volatility has caused companies to be unable to deliver energy commodities that they had guaranteed under contract. If such a delivery failure were to occur in one of our contracts, we might incur additional losses to the extent of amounts, if any, already paid to, or received from, counterparties. In addition, in our businesses, we often extend credit to our counterparties. Despite performing credit analysis prior to extending credit, we are exposed to the risk that we might not be able to collect amounts owed to us. If the counterparty to such a transaction fails to perform and any collateral that secures our counterparty’s obligation is inadequate, we will suffer a loss. Downturns in the economy or disruptions in the global credit markets could cause more of our counterparties to fail to perform than we expect.

Certain of our gas pipeline services are subject to long-term, fixed-price contracts that are not subject to adjustment, even if our cost to perform such services exceeds the revenues received from such contracts.

Our gas pipelines provide some services pursuant to long-term, fixed price contracts. It is possible that costs to perform services under such contracts will exceed the revenues they collect for their services. Although most of the services are priced at cost-based rates that are subject to adjustment in rate cases, under FERC policy, a regulated service provider and a customer may mutually agree to sign a contract for service at a “negotiated rate” that may be above or below the FERC regulated cost-based rate for that service. These “negotiated rate” contracts are not generally subject to adjustment for increased costs that could be produced by inflation or other factors relating to the specific facilities being used to perform the services.

Increased competition from alternative natural gas transportation and storage options and alternative fuel sources could have a significant financial impact on us.

We compete primarily with other interstate pipelines and storage facilities in the transportation and storage of natural gas. Some of our competitors may have greater financial resources and access to greater supplies of natural gas than we do. Some of these competitors may expand or construct transportation and storage systems that would create additional competition for natural gas supplies or the services we provide to our customers. Further, natural gas also competes with other forms of energy available to our customers, including electricity, coal, fuel oils and other alternative energy sources.

The principal elements of competition among natural gas transportation and storage assets are rates, terms of service, access to natural gas supplies, flexibility and reliability. The FERC’s policies promoting competition in natural gas markets are having the effect of increasing the natural gas transportation and storage options for our traditional customer base. As a result, we could experience some “turnback” of firm capacity as the primary terms of existing agreements expire. If we are unable to remarket this capacity or can remarket it only at substantially discounted rates compared to previous contracts, we or our remaining customers may have to bear the costs associated with the turned back capacity. Increased competition could reduce the amount of transportation or storage capacity contracted on our systems or, in cases where we do not have long-term fixed rate contracts, could force us to lower our transportation or storage rates. Competition could intensify the negative impact of factors that significantly decrease demand for natural gas or increase the price of natural gas in the markets served by our pipeline systems, such as competing or alternative forms of energy, a regional or national recession or other adverse economic conditions, weather, higher fuel costs and taxes or other governmental or regulatory actions that directly or indirectly increase the price of natural gas or limit the use of natural gas. Our ability to renew or replace existing contracts at rates sufficient to maintain current revenues and cash flows could be adversely affected by the activities of our competitors. All of these competitive pressures could have a material adverse effect on our business, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, the notes.

We may not be able to maintain or replace expiring natural gas transportation and storage contracts at favorable rates or on a long-term basis.

Our primary exposure to market risk for our gas pipelines occurs at the time the terms of their existing transportation and storage contracts expire and are subject to termination. Upon expiration of the terms, we may not be able to extend contracts with existing customers to obtain replacement contracts at favorable rates or on a long-term basis.

The extension or replacement of existing contracts depends on a number of factors beyond our control, including:

•	the level of existing and new competition to deliver natural gas to our markets;

•	the growth in demand for natural gas in our markets;

•	whether the market will continue to support long-term firm contracts;

•	whether our business strategy continues to be successful;

•	the level of competition for natural gas supplies in the production basins serving us; and

•	the effects of state regulation on customer contracting practices.

Any failure to extend or replace a significant portion of our existing contracts may have a material adverse effect on our business, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, the notes.

Competitive pressures could lead to decreases in the volume of natural gas contracted or transported through the Pipeline Entities’ pipeline systems.

Although most of the Pipeline Entities’ pipeline systems’ current capacity is fully contracted, the FERC has taken certain actions to strengthen market forces in the interstate natural gas pipeline industry that have led to increased competition throughout the industry. In a number of key markets, interstate pipelines are now facing competitive pressure from other major pipeline systems, enabling local distribution companies and end users to choose a transmission provider based on considerations other than location. Other entities could construct new pipelines or expand existing pipelines that could potentially serve the same markets as our pipeline systems. Any such new pipelines could offer transportation services that are more desirable to shippers because of locations, facilities or other factors. These new pipelines could charge rates or provide service to locations that would result in greater net profit for shippers and producers and thereby force us to lower the rates charged for service on our pipeline in order to extend our existing transportation service agreements or to attract new customers. We are aware of proposals by competitors to expand pipeline capacity in certain markets we also serve, which, if the proposed projects proceed, could increase the competitive pressure upon us. There can be no assurance that we will be able to compete successfully against current and future competitors and any failure to do so could have a material adverse effect on our business, results of operations and cash flows and our ability to pay interest on, and the principal of, the notes.

Our risk management and measurement systems and hedging activities might not be effective and could increase the volatility of our results.

The systems we use to quantify commodity price risk associated with our businesses might not always be followed or might not always be effective. Further, such systems do not in themselves manage risk, particularly risks outside of our control, and adverse changes in energy commodity market prices, volatility, adverse correlation of commodity prices, the liquidity of markets, changes in interest rates and other risks discussed in this prospectus supplement might still adversely affect our earnings, cash flows and balance sheet under applicable accounting rules, even if risks have been identified.

In an effort to manage our financial exposure related to commodity price and market fluctuations, we have entered, and may in the future enter, into contracts to hedge certain risks associated with our assets and operations. In these hedging activities, we have used, and may in the future use, fixed-price, forward, physical purchase and sales contracts, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges. Nevertheless, no single hedging arrangement can adequately address all risks present in a given contract. For example, a forward contract that would be effective in hedging commodity price volatility risks would not hedge the contract’s counterparty credit or performance risk. Therefore, unhedged risks will always continue to exist. While we attempt to manage counterparty credit risk within guidelines established by our credit policy, we may not be able to successfully manage all credit risk and as such, future cash flows and results of operations could be impacted by counterparty default.

Our use of hedging arrangements through which we attempt to reduce the economic risk of our participation in commodity markets could result in increased volatility of our reported results. Changes in the fair values (gains and losses) of derivatives that qualify as hedges under generally accepted accounting principles (“GAAP”), to the extent that such hedges are not fully effective in offsetting changes to the value of the hedged commodity, as well as changes in the fair value of derivatives that do not qualify or have not been designated as hedges under GAAP, must be recorded in our income. This creates the risk of volatility in earnings even if no economic impact to us has occurred during the applicable period.

The impact of changes in market prices for NGLs and natural gas on the average prices paid or received by us may be reduced based on the level of our hedging activities. These hedging arrangements may limit or enhance our margins if the market prices for NGLs or natural gas were to change substantially from the price established by the hedges. In addition, our hedging arrangements expose us to risk of financial loss in certain circumstances, including instances in which:

•	volumes are less than expected;

•	the hedging instrument is not perfectly effective in mitigating the risk being hedged; and

•	the counterparties to our hedging arrangements fail to honor their financial commitments.

The adoption and implementation of new statutory and regulatory requirements for derivative transactions could have an adverse impact on our ability to hedge risks associated with our business and increase the working capital requirements to conduct these activities.

In July 2010, federal legislation known as the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) was enacted. The Dodd-Frank Act provides for new statutory and regulatory requirements for derivative transactions, including oil and gas hedging transactions. Among other things, the Dodd-Frank Act provides for the creation of position limits for certain derivatives transactions, as well as requiring certain transactions to be transacted on exchanges for which cash collateral will be required. These new rules and regulations could increase the cost of derivative contracts or reduce the availability of derivatives. Although we believe the derivative contracts that we enter into should not be impacted by position limits and should to a large extent be exempt from the requirement to trade these transactions on exchanges and to clear these transactions through a central clearing house or to post collateral, the impact upon our businesses will depend on the outcome of the implementing regulations that are continuing to be adopted by the Commodities Futures Trading Commission.

A number of our financial derivative transactions used for hedging purposes are currently executed on exchanges and cleared through clearing houses that already require the posting of margins based on initial and variation requirements. Final rules promulgated under the Dodd-Frank Act may require us to post additional cash or new margin to the clearing house or to our counterparties in connection with our hedging transactions. Posting such additional cash collateral could impact liquidity and reduce our cash available for capital expenditures or other corporate purposes. A requirement to post cash collateral could therefore reduce our ability to execute hedges to reduce commodity price uncertainty and thus protect cash flows. If we reduce our use of derivatives as a result of the Dodd-Frank Act and regulations, our results of operations may become more volatile and our cash flows may be less predictable.

We depend on certain key customers and producers for a significant portion of our revenues and supply of natural gas and NGLs. If we lost any of these key customers or producers or contracted volumes, our revenues could decline.

Our gas transportation and midstream businesses rely on a limited number of customers and producers for a significant portion of their revenues. Although some of these customers and producers are subject to long-term contracts, we may be unable to negotiate extensions or replacements of these contracts on favorable terms, if at all. The loss of all, or even a portion of, the revenues from natural gas, NGLs or contracted volumes, as applicable, supplied by these customers and producers, as a result of competition, creditworthiness, inability to negotiate extensions or replacements of contracts or otherwise, could have a material adverse effect on our business, results of operations, financial condition and cash flows and our ability to pay interest on, and the principal of, the notes, unless we are able to acquire comparable volumes from other sources.

We are exposed to the credit risk of our customers and counterparties, and our credit risk management may not be adequate to protect against such risk.

We are subject to the risk of loss resulting from nonpayment and/or nonperformance by our customers and counterparties in the ordinary course of our business. Generally, our customers are rated investment grade, are otherwise considered creditworthy or are required to make prepayments or provide security to satisfy credit concerns. However, our credit procedures and policies may not be adequate to fully eliminate customer and counterparty credit risk. We cannot predict to what extent our business would be impacted by deteriorating conditions in the economy, including declines in our customers’ and counterparties’ creditworthiness. If we fail to adequately assess the creditworthiness of existing or future customers and counterparties, unanticipated deterioration in their creditworthiness and any resulting increase in nonpayment and/or nonperformance by them could cause us to write down or write off doubtful accounts. Such write-downs or write-offs could negatively affect our operating results in the periods in which they occur, and, if significant, could have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to pay interest on, and the principal of, the notes.

Our industry is highly competitive, and increased competitive pressure could adversely affect our business and operating results.

We have numerous competitors in all aspects of our businesses, and additional competitors may enter our markets. Some of our competitors are large oil, natural gas and petrochemical companies that have greater access to supplies of natural gas and NGLs than we do. In addition, current or potential competitors may make strategic acquisitions or have greater financial resources than we do, which could affect our ability to make investments or acquisitions. Other companies with which we compete may be able to respond more quickly to new laws or regulations or emerging technologies or to devote greater resources to the construction, expansion or refurbishment of their facilities than we can. Similarly, a highly-liquid competitive commodity market in natural gas and increasingly competitive markets for natural gas services, including competitive secondary markets in pipeline capacity, have developed. As a result, pipeline capacity is being used more efficiently, and peaking and storage services are increasingly effective substitutes for annual pipeline capacity. There can be no assurance that we will be able to compete successfully against current and future competitors and any failure to do so could have a material adverse effect on our business, results of operations, financial condition and cash flows and our ability to pay interest on, and the principal of, the notes.

Our operations are subject to operational hazards and unforeseen interruptions for which they may not be adequately insured.

There are operational risks associated with the gathering, transporting, storage, processing and treating of natural gas and the fractionation and storage of NGLs, including:

•	hurricanes, tornadoes, floods, fires, extreme weather conditions, and other natural disasters;

•	aging infrastructure and mechanical problems;

•	damage to pipelines and pipeline blockages or other pipeline interruptions;

•	uncontrolled releases of natural gas (including sour gas), NGLs, brine or industrial chemicals;

•	collapse or failure of storage caverns;

•	operator error;

•	damage caused by third-party activity, such as operation of construction equipment;

•	pollution and other environmental risks;

•	fires, explosions, craterings and blowouts;

•	risks related to truck and rail loading and unloading;

•	risks related to operating in a marine environment; and

•	terrorist attacks or threatened attacks on our facilities or those of other energy companies.

Any of these risks could result in loss of human life, personal injuries, significant damage to property, environmental pollution, impairment of our operations and substantial losses to us. In accordance with customary industry practice, we maintain insurance against some, but not all, of these risks and losses, and only at levels we believe to be appropriate. The location of certain segments of our facilities in or near populated areas, including residential areas, commercial business centers and industrial sites, could increase the level of damages resulting from these risks. In spite of our precautions, an event such as those described above could cause considerable harm to people or property, and could have a material adverse effect on our financial condition and results of operations, particularly if the event is not fully covered by insurance. Accidents or other operating risks could further result in loss of service available to our customers.

Our costs of testing, maintaining or repairing our facilities may exceed our expectations and the FERC or competition in our markets may not allow us to recover such costs in the rates we charge for our services.

We have experienced leaks and ruptures on one of our gas pipeline systems, including a rupture near Appomattox, Virginia in 2008 and a rupture near Sweet Water, Alabama in 2011. We could experience additional unexpected leaks or ruptures on our gas pipeline systems, or be required by regulatory authorities to test or undertake modifications to our systems that could result in a material adverse impact on our business, financial condition and results of operations if the costs of testing, maintaining or repairing our facilities exceed current expectations and the FERC or competition in our markets do not allow us to recover such costs in the rates we charge for our service. For example, in response to a recent third-party pipeline rupture, the Pipeline and Hazardous Materials Safety Administration (“PHMSA”) issued an Advisory Bulletin which, among other things, advises pipeline operators that if they are relying on design, construction, inspection, testing, or other data to determine the pressures at which their pipelines should operate, the records of that data must be traceable, verifiable and complete. More recently, the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011 became law and under this statute the PHMSA may issue additional regulations addressing such records. Locating such records and, in the absence of any such records, verifying maximum pressures through physical testing or modifying or replacing facilities to meet the demands of such pressures, could significantly increase our costs. Additionally, failure to locate such records or verify maximum pressures could result in reductions of allowable operating pressures, which would reduce available capacity on our pipelines.

We do not insure against all potential losses and could be seriously harmed by unexpected liabilities or by the inability of our insurers to satisfy our claims.

We are not fully insured against all risks inherent to our business, including environmental accidents. We do not maintain insurance in the type and amount to cover all possible risks of loss.

We currently maintain excess liability insurance with limits of $610 million per occurrence and in the annual aggregate with a $2 million per occurrence deductible. This insurance covers us, our subsidiaries, and certain of our affiliates for legal and contractual liabilities arising out of bodily injury or property damage, including resulting loss of use to third parties. This excess liability insurance includes coverage for sudden and accidental pollution liability for full limits, with the first $135 million of insurance also providing gradual pollution liability coverage for natural gas and NGL operations.

Although we maintain property insurance on certain physical assets that we own, lease or are responsible to insure, the policy may not cover the full replacement cost of all damaged assets or the entire amount of business interruption loss we may experience. In addition, certain perils may be excluded from coverage or be sub-limited. We may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. We may elect to self insure a portion of our risks. We do not insure our onshore underground pipelines for physical damage, except at certain locations such as river crossings and compressor stations. Offshore assets are covered for property damage when loss is due to a named windstorm event, but coverage for loss caused by a named windstorm is significantly sub-limited and subject to a large deductible. All of our insurance is subject to deductibles. If a significant accident or event occurs for which we are not fully insured it could adversely affect our operations and financial condition.

In addition to the insurance coverage described above, we are a member of Oil Insurance Limited (“OIL”), an energy industry mutual insurance company, which provides coverage for damage to our property. As an insured member of OIL, we share in the losses among other OIL members even if our property is not damaged.

Furthermore, any insurance company that provides coverage to us may experience negative developments that could impair their ability to pay any of our claims. As a result, we could be exposed to greater losses than anticipated and may have to obtain replacement insurance, if available, at a greater cost.

The occurrence of any risks not fully covered by insurance could have a material adverse effect on our business, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, the notes.

Execution of our capital projects subjects us to construction risks, increases in labor costs and materials, and other risks that may adversely affect financial results.

The growth in our gas transportation and midstream businesses may be dependent upon the construction of new natural gas gathering, transportation, compression, processing or treating pipelines and facilities or NGL fractionation or storage facilities, as well as the expansion of existing facilities. Construction or expansion of these facilities is subject to various regulatory, development and operational risks, including:

•	the ability to obtain necessary approvals and permits by regulatory agencies on a timely basis and on acceptable terms;

•	the availability of skilled labor, equipment, and materials to complete expansion projects;

•	potential changes in federal, state and local statutes and regulations, including environmental requirements, that prevent a project from proceeding or increase the anticipated cost of the project;

•	impediments on our ability to acquire rights-of-way or land rights on a timely basis and on acceptable terms;

•

the ability to construct projects within estimated costs, including the risk of cost overruns resulting from inflation or increased costs of equipment, materials, labor or other factors beyond our control, that may be material; and

•	the ability to access capital markets to fund construction projects.

Any of these risks could prevent a project from proceeding, delay its completion or increase its anticipated costs. As a result, new facilities may not achieve expected investment return, which could adversely affect our results of operations, financial position or cash flows and our ability to pay interest on, and the principal of, the notes.

Our costs and funding obligations for our defined benefit pension plans and costs for our other postretirement benefit plans are affected by factors beyond our control.

We have defined benefit pension plans covering substantially all of our U.S. employees and other postretirement benefit plans covering certain eligible participants. The timing and amount of our funding requirements under the defined benefit pension plans depend upon a number of factors we control, including changes to pension plan benefits, as well as factors outside of our control, such as asset returns, interest rates and changes in pension laws. Changes to these and other factors that can significantly increase our funding requirements could have a significant adverse effect on our financial condition and results of operations.

One of our subsidiaries acts as the general partner of a publicly traded limited partnership, Williams Partners L.P. As such, this subsidiary’s operations may involve a greater risk of liability than ordinary business operations.

One of our subsidiaries acts as the general partner of WPZ, a publicly traded limited partnership. This subsidiary may be deemed to have undertaken fiduciary obligations with respect to WPZ as the general partner and to the limited partners of WPZ. Activities determined to involve fiduciary obligations to other persons or entities typically involve a higher standard of conduct than ordinary business operations and therefore may involve a greater risk of liability, particularly when a conflict of interest is found to exist. Our control of the general partner of WPZ may increase the possibility of claims of breach of fiduciary duties, including claims brought due to conflicts of interest (including conflicts of interest that may arise between WPZ, on the one hand, and its general partner and that general partner’s affiliates, including us, on the other hand). Any liability resulting from such claims could be material.

Potential changes in accounting standards might cause us to revise our financial results and disclosures in the future, which might change the way analysts measure our business or financial performance.

Regulators and legislators continue to take a renewed look at accounting practices, financial disclosures, and companies’ relationships with their independent public accounting firms. It remains unclear what new laws or regulations will be adopted, and we cannot predict the ultimate impact that any such new laws or regulations could have. In addition, the Financial Accounting Standards Board, the SEC or the FERC could enact new accounting standards or the FERC could issue rules that might impact how we are required to record revenues, expenses, assets, liabilities and equity. Any significant change in accounting standards or disclosure requirements could have a material adverse effect on our business, results of operations, and financial condition and our ability to pay interest on, and the principal of, the notes.

Our investments and projects located outside of the United States expose us to risks related to the laws of other countries, and the taxes, economic conditions, fluctuations in currency rates, political conditions and policies of foreign governments. These risks might delay or reduce our realization of value from our international projects.

We currently own and might acquire and/or dispose of material energy-related investments and projects outside the United States. The economic, political and legal conditions and regulatory environment in the countries in which we have interests or in which we might pursue acquisition or investment opportunities present risks that are different from or greater than those in the United States. These risks include delays in construction and interruption of business, as well as risks of war, expropriation, nationalization, renegotiation, trade sanctions or nullification of existing contracts and changes in law or tax policy, including with respect to the prices we realize for the commodities we produce and sell. The uncertainty of the legal environment in certain foreign countries in which we develop or acquire projects or make investments could make it more difficult to obtain nonrecourse project financing or other financing on suitable terms, could adversely affect the ability of certain customers to honor their obligations with respect to such projects or investments and could impair our ability to enforce our rights under agreements relating to such projects or investments.

Operations and investments in foreign countries also can present currency exchange rate and convertibility, inflation and repatriation risk. In certain situations under which we develop or acquire projects or make investments, economic and monetary conditions and other factors could affect our ability to convert to

U.S. dollars our earnings denominated in foreign currencies. In addition, risk from fluctuations in currency exchange rates can arise when our foreign subsidiaries expend or borrow funds in one type of currency, but receive revenue in another. In such cases, an adverse change in exchange rates can reduce our ability to meet expenses, including debt service obligations. We may or may not put contracts in place designed to mitigate our foreign currency exchange risks. We have some exposures that are not hedged and which could result in losses or volatility in our results of operations.

Our operating results for certain components of our business might fluctuate on a seasonal and quarterly basis.

Revenues from certain components of our business can have seasonal characteristics. In many parts of the country, demand for natural gas and other fuels peaks during the winter. As a result, our overall operating results in the future might fluctuate substantially on a seasonal basis. Demand for natural gas and other fuels could vary significantly from our expectations depending on the nature and location of our facilities and pipeline systems and the terms of our natural gas transportation arrangements relative to demand created by unusual weather patterns.

We do not own all of the land on which our pipelines and facilities are located, which could disrupt our operations.

We do not own all of the land on which our pipelines and facilities have been constructed. As such, we are subject to the possibility of increased costs to retain necessary land use. In those instances in which we do not own the land on which our facilities are located, we obtain the rights to construct and operate our pipelines and gathering systems on land owned by third parties and governmental agencies for a specific period of time. In addition, some of our facilities cross Native American lands pursuant to rights-of-way of limited term. We may not have the right of eminent domain over land owned by Native American tribes. Our loss of these rights, through our inability to renew right-of-way contracts or otherwise, could have a material adverse effect on our business, results of operations, financial condition and cash flows and our ability to pay interest on, and the principal of, the notes.

Risks Related to Strategy and Financing

We may be unable to realize the expected benefits from the Investment, and the value of our investment in ACMP may decrease.

The value of our investment in ACMP equity interests and the cash distributions we will receive with respect to these equity interests may not match our expectations or justify our investment in ACMP. For example, ACMP may not have sufficient cash flow from operations each quarter to pay the cash distributions we expect to receive on a quarterly basis. The amount of cash ACMP can distribute principally depends upon the amount of cash it generates from its operations, which will fluctuate from quarter to quarter based on, among other things: the volume of natural gas it gathers, treats and compresses; the level of production of and demand for natural gas; its operating and general and administrative costs; regulatory actions; prevailing economic conditions; the level of capital expenditures it makes; fluctuations in working capital needs; and the amount of cash reserves established by its general partner. If the levels of cash distributions from ACMP do not meet our expectations, the resulting decrease in cash flow and reduction in liquidity could have an adverse effect on our business, results of operations, financial condition and cash flows and our ability to pay interest on, and the principal of, the notes.

In addition, we may never realize the expected benefits from the Investment, and we may lose all or a part of the value of our investment in ACMP. The value of our investment in ACMP may decrease due to the risks associated with ACMP’s business, including the fact that ACMP is dependent on Chesapeake Energy Corporation (“Chesapeake”) for a substantial majority of its revenues and is therefore indirectly subject to the business risks of Chesapeake and to the credit risks associated with Chesapeake. ACMP has no control over Chesapeake’s business decisions and operations, and Chesapeake is under no obligation to adopt a business strategy that favors ACMP. Furthermore, in addition to Chesapeake, ACMP is dependent on Total Gas & Power

North America, Inc. and other third-party producers for a significant amount of the natural gas that it gathers, treats and compresses. A material reduction in one or more other third-party producers’ production gathered, treated or compressed by ACMP may result in a material decline in its revenues and ability to make cash distributions to its unitholders, including us.

As a result of the foregoing risks, ACMP may not pay the level of distributions we expect, we may need to contribute additional capital to support ACMP’s operations, the Investment may not produce the benefits that we expect and the value of our investment in ACMP may decrease.

After the closing of the Investment, we will jointly own and control ACMP’s general partner with GIP II. Because of the possibility of deadlocks and conflicts of interest occurring with respect to important governance or other business decisions affecting ACMP to be made by its general partner, we may not be able to effectively manage ACMP and control our significant investment in ACMP in a manner beneficial to us.

ACMP’s general partner, which is a single member limited liability company, has sole responsibility for managing ACMP’s business and its operations and is controlled by its sole member, Access Midstream Ventures, L.L.C. (“Access Midstream Ventures”). After the closing of the Investment, we and GIP II will each directly own a 50 percent membership interest in, and jointly control, Access Midstream Ventures. Access Midstream Ventures has the right to appoint the entire board of directors of ACMP’s general partner, including its three independent directors. Because both we and ACMP separately own, operate, develop and acquire natural gas gathering systems and other midstream energy assets, we expect that conflicts of interest may arise in the future between us, on the one hand, and ACMP, on the other hand, with regard to ACMP’s governance, business and operations. If a conflict of interest arises between us and ACMP as to certain matters, the general partner’s GIP II-designated directors will have the power and authority by virtue of the governing documents of ACMP’s general partner and Access Midstream Ventures to control ACMP’s actions with respect to such matter (subject to certain limitations), which could be detrimental to our business. Further, important ACMP governance or other business decisions requiring Access Midstream Ventures’ approval could be blocked or delayed as a result of a deadlock between us and GIP II or a conflict of interest between us and ACMP, which could adversely affect ACMP’s business and our investment therein.

Our debt agreements impose restrictions on us that may limit our access to credit and affect our ability to operate our business.

Our public indentures and other debt agreements contain covenants that restrict our and our material subsidiaries’ ability to incur liens to support indebtedness and our ability to merge or consolidate or sell all or substantially all of our assets. In addition, certain of our debt agreements contain various covenants that restrict or limit, among other things, our ability to enter into certain affiliate transactions or make certain distributions during the continuation of an event of default, and the ability of our subsidiaries to incur additional debt. In addition, certain of our debt agreements contain, and those we enter into in the future may contain, financial covenants and other limitations with which we will need to comply. The Bridge Facility is expected to contain covenants and restrictions similar to those described above. These covenants could adversely affect our ability to finance our future operations or capital needs or engage in, expand or pursue our business activities and prevent us from engaging in certain transactions that might otherwise be considered beneficial to us. Our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our current assumptions about future economic conditions turn out to be incorrect or unexpected events occur, our ability to comply with these covenants may be significantly impaired.

Our failure to comply with the covenants in our debt agreements could result in events of default. Upon the occurrence of such an event of default, the lenders could elect to declare all amounts outstanding under a particular facility to be immediately due and payable and terminate all commitments, if any, to extend further credit. Certain payment defaults or an acceleration under one debt agreement could cause a cross-default or cross-acceleration of another debt agreement. Such a cross-default or cross-acceleration could have a wider impact on our liquidity than might otherwise arise from a default or acceleration of a single debt instrument. If an event of default occurs, or if other debt agreements cross-default, and the lenders under the affected debt agreements accelerate the maturity of any loans or other debt outstanding to us, we may not have sufficient liquidity to repay amounts outstanding under such debt agreements. For more information regarding our debt agreements, please read “Description of Other Indebtedness” in this prospectus supplement and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Management’s Discussion and Analysis of Financial Condition and Liquidity” in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2012 (the “September 30, 2012 Form 10-Q”), incorporated by reference herein.

Our ability to repay, extend or refinance our existing debt obligations and to obtain future credit will depend primarily on our operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors, many of which are beyond our control. Our ability to refinance existing debt obligations or obtain future credit will also depend upon the current conditions in the credit markets and the availability of credit generally. If we are unable to meet our debt service obligations or obtain future credit on favorable terms, if at all, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

Our cash flow depends heavily on the earnings and distributions of WPZ.

Our partnership interest in WPZ is our largest cash-generating asset. Therefore, our cash flow is heavily dependent upon the ability of WPZ to make distributions to its partners. A significant decline in WPZ’s earnings and/or distributions would have a corresponding negative impact on us.

We do not own all of the interests in the Partially Owned Entities, including ACMP following the Investment, which could adversely affect our ability to operate and control these assets in a manner beneficial to us.

Because we do not control the Partially Owned Entities, we may have limited flexibility to control the operation of or cash distributions received from these entities. The Partially Owned Entities’ organizational documents require distribution of their available cash to their members on a quarterly basis; however, in each case, available cash is reduced, in part, by reserves appropriate for operating the businesses. At September 30, 2012, our investments in the Partially Owned Entities accounted for approximately eight percent of our total consolidated assets (approximately 16 percent following the consummation of the Investment, based on current assumptions as to the capital raising activities of ACMP). Any future disagreements with the other co-owners of these assets could adversely affect our ability to respond to changing economic or industry conditions, which could have a material adverse effect on our business, results of operations, financial condition and cash flows and our ability to pay interest on, and the principal of, the notes.

Difficult conditions in the global capital markets, the credit markets and the economy in general could negatively affect our business and results of operations.

Our businesses may be negatively impacted by adverse economic conditions or future disruptions in the global financial markets. Included among these potential negative impacts are reduced energy demand and lower prices for our products and services, increased difficulty in collecting amounts owed to us by our customers and a reduction in our credit ratings (either due to tighter rating standards or the negative impacts described above), which could reduce our access to credit markets, raise the cost of such access or require us to provide additional collateral to our counterparties. If financing is not available when needed, or is available only on unfavorable terms, we may be unable to implement our business plans or otherwise take advantage of business opportunities or respond to competitive pressures. In addition, financial markets have recently been affected by concerns over U.S. fiscal policy, including uncertainty regarding the “fiscal cliff” composed of expiring tax cuts and mandatory reductions in federal spending potentially occurring at the end of 2012, as well as the U.S. federal government’s debt ceiling and the federal deficit. These concerns, as well as actions taken by the U.S. federal government in response to these concerns, could significantly and adversely impact the global and U.S. economies and financial markets, which could negatively impact us in the manners described above.

A downgrade of our credit ratings could impact our liquidity, access to capital and our costs of doing business, and independent third parties outside of our control determine our credit ratings.

A downgrade of our credit ratings might increase our cost of borrowing and could require us to post collateral with third parties, negatively impacting our available liquidity. Our ability to access capital markets could also be limited by a downgrade of our credit ratings and other disruptions. Such disruptions could include:

•	economic downturns;

•	deteriorating capital market conditions;

•	declining market prices for natural gas, NGLs, oil and other commodities;

•	terrorist attacks or threatened attacks on our facilities or those of other energy companies; and

•	the overall health of the energy industry, including the bankruptcy or insolvency of other companies.

Credit rating agencies perform independent analysis when assigning credit ratings. This analysis includes a number of criteria including, but not limited to, business composition, market and operational risks, as well as various financial tests. Credit rating agencies continue to review the criteria for industry sectors and various debt ratings and may make changes to those criteria from time to time. Credit ratings are not recommendations to buy, sell or hold investments in the rated entity. Ratings are subject to revision or withdrawal at any time by the ratings agencies and no assurance can be given that we will maintain our current credit ratings.

Our acquisition attempts may not be successful or may result in completed acquisitions that do not perform as anticipated.

We have made and may continue to make acquisitions of businesses and properties. However, suitable acquisition candidates may not continue to be available on terms and conditions we find acceptable. The following are some of the risks associated with acquisitions, including any completed or future acquisitions:

•

some of the acquired businesses or properties may not produce revenues, earnings or cash flow at anticipated levels or could have environmental, permitting or other problems for which contractual protections prove inadequate;

•	we may assume liabilities that were not disclosed to us or that exceed our estimates;

•

we may be unable to integrate acquired businesses successfully and realize anticipated economic, operational and other benefits in a timely manner, which could result in substantial costs and delays or other operational, technical or financial problems; and

•	acquisitions could disrupt our ongoing business, distract management, divert resources and make it difficult to maintain our current business standards, controls and procedures.

Risks Related to Regulations that Affect Our Industry

We could be subject to penalties and fines if we fail to comply with laws governing our businesses.

Our businesses are regulated by numerous governmental agencies including, but not limited to, the FERC, the EPA and the PHMSA. Should we fail to comply with all applicable statutes, rules, regulations and orders, our businesses could be subject to substantial penalties and fines. For example, under the Energy Policy Act of 2005, the FERC has civil penalty authority under the Natural Gas Act (“NGA”) to impose penalties for current violations of up to $1,000,000 per day for each violation and under the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011, the PHMSA has civil penalty authority up to $200,000 per day, with a maximum of $2 million for any related series of violations. Any material penalties or fines under these or other statutes, rules, regulations or orders could have a material adverse impact on our business, financial condition, results of operations and cash flows and on our ability to pay interest on, and the principal of, the notes.

The natural gas sales, transportation and storage operations of our gas pipelines are subject to regulation by the FERC, which could have an adverse impact on their ability to establish transportation and storage rates that would allow them to recover the full cost of operating their respective pipelines, including a reasonable rate of return.

The natural gas sales, transmission and storage operations of the gas pipelines are subject to federal, state and local regulatory authorities. Specifically, their interstate pipeline transportation and storage service is subject to regulation by the FERC. The federal regulation extends to such matters as:

•	transportation and sale for resale of natural gas in interstate commerce;

•	rates, operating terms and conditions of service, including initiation and discontinuation of service;

•	the types of services the gas pipelines may offer to their customers;

•	certification and construction of new interstate pipelines and storage facilities;

•	acquisition, extension, disposition or abandonment of existing interstate pipelines and storage facilities;

•	accounts and records;

•	depreciation and amortization policies;

•	relationships with affiliated companies who are involved in marketing functions of the natural gas business; and

•	market manipulation in connection with interstate sales, purchases or transportation of natural gas.

Under the NGA, the FERC has authority to regulate providers of natural gas pipeline transportation and storage services in interstate commerce, and such providers may only charge rates that have been determined to be just and reasonable by the FERC. In addition, the FERC prohibits providers from unduly preferring or unreasonably discriminating against any person with respect to pipeline rates or terms and conditions of service.

Regulatory actions in these areas can affect our business in many ways, including decreasing tariff rates and revenues, decreasing volumes in our pipelines, increasing our costs and otherwise altering the profitability of our pipeline business.

Unlike other interstate pipelines that own facilities in the offshore Gulf of Mexico, Transco charges its transportation customers a separate fee to access its offshore facilities. The separate charge is referred to as an “IT feeder” charge. The “IT feeder” rate is charged only when gas is actually transported on the facilities and typically it is paid by producers or marketers. Because the “IT feeder” rate is typically paid by producers and marketers, it generally results in netback prices to producers that are slightly lower than the netbacks realized by producers transporting on other interstate pipelines. This rate design disparity could result in producers bypassing Transco’s offshore facilities in favor of alternative transportation facilities.

The rates, terms and conditions for interstate gas pipeline services are set forth in FERC-approved tariffs. Any successful complaint or protest against the rates of the gas pipelines could have an adverse impact on their revenues associated with providing transportation services.

We are subject to risks associated with climate change and the regulation of greenhouse gas emissions.

Climate change and the costs that may be associated with its impacts and with the regulation of emissions of greenhouse gases (“GHGs”) have the potential to affect our business in many ways, including negatively impacting the costs we incur in providing our products and services, the demand for and consumption of our products and services (due to change in both costs and weather patterns) and the economic health of the regions in which we operate, all of which can create financial risks.

In addition, legislative and regulatory responses related to GHGs and climate change create the potential for financial risk. In 2009, the U.S. Environmental Protection Agency (“EPA”) issued a final determination that six GHG emissions are a threat to public safety and welfare and, in 2011, the EPA implemented permitting for new and/or modified large sources of GHG emissions. Increased public awareness and concern over climate change may result in additional state, regional and/or federal requirements to reduce or mitigate GHG emissions. The U.S. Congress and certain states have for some time been considering various forms of legislation related to GHG emissions and additional regulation of GHG emissions in our industry may be implemented under existing Clean Air Act programs. There have also been international efforts seeking legally binding reductions in emissions of GHGs.

Regulatory actions by the EPA or the passage of new climate change laws or regulations could result in increased costs to (i) operate and maintain our facilities, (ii) install new emission controls on our facilities and (iii) administer and manage any GHG emissions program. If we are unable to recover or pass through a significant level of our costs related to complying with climate change regulatory requirements imposed on us, it could have a material adverse effect on our results of operations and financial condition. To the extent financial markets view climate change and GHG emissions as a financial risk, this could negatively impact our cost of and access to capital. Legislation or regulations that may be adopted to address climate change could also affect the markets for our products and services by making our products and services less desirable than competing sources of energy.

Our operations are subject to governmental laws and regulations relating to the protection of the environment, which may expose us to significant costs, liabilities and expenditures that could exceed current expectations.

Substantial costs, liabilities, delays and other significant issues related to environmental laws and regulations are inherent in the gathering, transportation, storage, processing and treating of natural gas and fractionation of NGLs, and as a result, we may be required to make substantial expenditures that could exceed current expectations. Our operations are subject to extensive federal, state, Native American and local laws and regulations governing environmental protection, endangered and threatened species, the discharge of materials into the environment and the security of chemical and industrial facilities. Various governmental authorities, including the EPA, the U.S. Department of the Interior, the Bureau of Indian Affairs and analogous state agencies and tribal governments, have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly actions. Failure to comply with these laws, regulations and permits may result in the assessment of administrative, civil and criminal penalties, the imposition of remedial obligations, the imposition of stricter conditions on or revocation of permits, the issuance of injunctions limiting or preventing some or all of our operations and delays in granting permits.

There is inherent risk of the incurrence of environmental costs and liabilities in our business, some of which may be material, due to our handling of the products as they are gathered, transported, processed, fractionated and stored, air emissions related to our operations, historical industry operations, waste and waste disposal practices, and the prior use of flow meters containing mercury. Joint and several, strict liability may be incurred without regard to fault under certain environmental laws and regulations, for the remediation of contaminated areas and in connection with spills or releases of materials associated with natural gas, oil and wastes on, under or from our properties and facilities. Private parties, including the owners of properties through which our pipeline and gathering systems pass and facilities where our wastes are taken for reclamation or disposal, may have the right to pursue legal actions to enforce compliance as well as to seek damages for noncompliance with environmental laws and regulations or for personal injury or property damage arising from our operations. Some sites at which we operate are located near current or former third-party hydrocarbon storage and processing or oil and natural gas operations or facilities, and there is a risk that contamination has migrated from those sites to ours. Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage if an environmental claim is made against us.

Our business may be adversely affected by changed regulations and increased costs due to stricter pollution control requirements or liabilities resulting from noncompliance with required operating or other regulatory permits. We make assumptions and develop expectations about possible expenditures related to environmental conditions based on current laws and regulations and current interpretations of those laws and regulations. If the interpretation of these laws or regulations, or the laws and regulations themselves, change, our assumptions and expectations may also change, and any new capital costs incurred to comply with such changes may not be recoverable under our regulatory rate structure or our customer contracts.

We might not be able to obtain or maintain from time to time all required environmental regulatory approvals for our operations. If there is a delay in obtaining any required environmental regulatory approvals, or if we fail to obtain and comply with them, the operation or construction of our facilities could be prevented or become subject to additional costs, resulting in potentially material adverse consequences to our business, financial condition, results of operations and cash flows.

We are generally responsible for all liabilities associated with the environmental condition of our facilities and assets, whether acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In connection with certain acquisitions and divestitures, we could acquire, or be required to provide indemnification against, environmental liabilities that could expose us to material losses, which may not be covered by insurance. In addition, the steps we could be required to take to bring certain facilities into compliance could be prohibitively expensive, and we might be required to shut down, divest or alter the operation of those facilities, which might cause us to incur losses.

Increased regulation of energy extraction activities, including hydraulic fracturing, could result in reductions or delays in drilling and completing new oil and natural gas wells, which could decrease the volumes of natural gas and other products that we transport, gather, process and treat.

In March 2010, the EPA announced its National Enforcement Initiatives for 2011 to 2013, which include the addition of “Energy Extraction Activities” to its enforcement priorities list. To address its concerns regarding the pollution risks raised by new techniques for oil and gas extraction and coal mining, the EPA is developing an initiative to ensure that energy extraction activities are complying with federal environmental requirements. We cannot predict what the results of this initiative will be, or whether federal, state or local laws or regulations will be enacted in this area.

Hydraulic fracturing, a practice involving the injection of water, sand and chemicals under pressure into tight geologic formations to stimulate natural gas production, is currently exempt from federal regulation pursuant to the federal Safe Drinking Water Act (except when the fracturing fluids or propping agents contain diesel fuels). However, public concerns have been raised related to its potential environmental impact and there have been recent initiatives at the federal, state and local levels to regulate or otherwise restrict the use of hydraulic fracturing. Several states have adopted regulations that impose permitting, disclosure and well-completion requirements on hydraulic fracturing operations. In addition, the EPA approved rules in 2012 that establish new air emission controls for oil and natural gas production, pipelines and processing operations. These rules also establish specific new requirements for emissions from compressors, dehydrators, storage tanks, gas processing plants and certain other equipment. These rules may therefore require a number of modifications to our and our customers’ operations, and compliance with such rules could result in additional costs, including increased capital expenditures and operating costs, for us and our customers, which may adversely affect our business. The EPA has also announced its intention to propose regulations by 2014 under the Clean Water Act regarding wastewater discharges from hydraulic fracturing and other gas production. We cannot predict whether any additional federal, state or local laws or regulations will be enacted in this area and if so, what their provisions would be.

If new regulations are imposed related to oil and gas extraction, or if additional levels of reporting, regulation or permitting moratoria are required or imposed related to hydraulic fracturing, the volumes of natural gas and other products that we transport, gather, process and treat could decline and our results of operations could be adversely affected.

If third-party pipelines and other facilities interconnected to our pipelines and facilities become unavailable to transport natural gas and NGLs or to treat natural gas, our revenues could be adversely affected.

We depend upon third-party pipelines and other facilities that provide delivery options to and from our pipelines and facilities for the benefit of our customers. Because we do not own these third-party pipelines or other facilities, their continuing operation is not within our control. If these pipelines or facilities were to become temporarily or permanently unavailable for any reason, or if throughput were reduced because of testing, line repair, damage to pipelines or facilities, reduced operating pressures, lack of capacity, increased credit requirements or rates charged by such pipelines or facilities or other causes, we and our customers would have reduced capacity to transport, store or deliver natural gas or NGL products to end use markets or to receive deliveries of mixed NGLs, thereby reducing our revenues. Any temporary or permanent interruption at any key pipeline interconnect or in operations on third-party pipelines or facilities that would cause a material reduction in volumes transported on our pipelines or our gathering systems or processed, fractionated, treated or stored at our facilities could have a material adverse effect on our business, results of operations, financial condition and cash flows and our ability to pay interest on, and the principal of, the notes.

Legal and regulatory proceedings and investigations relating to the energy industry have adversely affected our business and may continue to do so. The operation of our businesses might also be adversely affected by changes in government regulations or in their interpretation or implementation, or the introduction of new laws or regulations applicable to our businesses or our customers.

Public and regulatory scrutiny of the energy industry has resulted in increased regulations being either proposed or implemented. Such scrutiny has also resulted in various inquiries, investigations and court proceedings. Both the shippers on our pipelines and regulators have rights to challenge the rates we charge under certain circumstances. Any successful challenge could materially affect our results of operations.

Certain inquiries, investigations and court proceedings are ongoing. Adverse effects may continue as a result of the uncertainty of these ongoing inquiries, investigations and court proceedings, or additional inquiries and proceedings by federal or state regulatory agencies or private plaintiffs. In addition, we cannot predict the outcome of any of these inquiries or whether these inquiries will lead to additional legal proceedings against us, civil or criminal fines or penalties, or other regulatory action, including legislation, which might be materially adverse to the operation of our business and our revenues and net income or increase our operating costs in other ways. Current legal proceedings or other matters against us including environmental matters, suits, regulatory appeals and similar matters might result in adverse decisions against us. The result of such adverse decisions, either individually or in the aggregate, could be material and may not be covered fully or at all by insurance.

In addition, existing regulations might be revised or reinterpreted, new laws and regulations might be adopted or become applicable to us, our facilities or our customers, and future changes in laws and regulations could have a material adverse effect on our financial condition, results of operations and cash flows and ability to pay interest on, and the principal of, the notes. For example, various legislative and regulatory reforms associated with pipeline safety and integrity have been proposed or enacted, including the Pipeline Safety, Regulatory Certainty, and Job Creation Act of 2011 enacted on January 3, 2012. This law will result in the promulgation of new regulations to be administered by PHMSA affecting the operations of our gas pipelines including, but not limited to, requirements relating to pipeline inspection, installation of additional valves and other equipment and records verification. These reforms and any future changes in related laws and regulations could significantly increase our costs.

The 2010 drilling moratorium in the Gulf of Mexico and potentially more stringent regulations and permitting requirements on drilling in the Gulf of Mexico could adversely affect our operating results, financial condition and cash flows.

The drilling moratorium in the Gulf of Mexico (in force from May to October 2010) impacted our production handling, gathering and transportation operations through production delays which reduced volumes of natural gas and oil delivered to our platform, pipeline and gathering facilities in 2010. In addition, the Bureau of Ocean Energy Management, Regulation and Enforcement continues to develop more stringent drilling and permitting requirements for producers in the Gulf of Mexico which could cause delays in production or new drilling. A significant decline or delay in production volumes in the Gulf of Mexico could adversely affect our operating results, financial condition and cash flows through reduced production handling activities, gathering and transportation volumes, processing activities or other midstream services.

Risks Related to Employees, Outsourcing of Noncore Support Activities and Technology

Institutional knowledge residing with current employees nearing retirement eligibility or with our former employees who no longer work for us as a result of the December 31, 2011 spin-off of our exploration and production business into an independent company might not be adequately preserved.

In certain areas of our business, institutional knowledge resides with employees who have many years of service. As these employees reach retirement age, or their services are no longer available to us as a result of the separation of our exploration and production business, we may not be able to replace them with employees of comparable knowledge and experience. In addition, we may not be able to retain or recruit other qualified individuals, and our efforts at knowledge transfer could be inadequate. If knowledge transfer, recruiting and retention efforts are inadequate, access to significant amounts of internal historical knowledge and expertise could become unavailable to us.

Failure of our service providers or disruptions to our outsourcing relationships might negatively impact our ability to conduct our business.

Some studies indicate a high failure rate of outsourcing relationships. A deterioration in the timeliness or quality of the services performed by the outsourcing providers or a failure of all or part of these relationships could lead to loss of institutional knowledge and interruption of services necessary for us to be able to conduct our business. The expiration of such agreements or the transition of services between providers could lead to similar losses of institutional knowledge or disruptions.

Certain of our accounting and information technology services are currently provided by an outsourcing provider from service centers outside of the United States. The economic and political conditions in certain countries from which our outsourcing providers may provide services to us present similar risks of business operations located outside of the United States, including risks of interruption of business, war, expropriation, nationalization, renegotiation, trade sanctions or nullification of existing contracts and changes in law or tax policy, that are greater than in the United States.

Risks Related to the Spin-Off of our Exploration and Production Business

The separation of our exploration and production business may not achieve its intended results.

The separation of our exploration and production business, completed on December 31, 2011, may not achieve its intended results and could have an adverse effect on us due to a number of factors. For example, the separation has significantly reduced the scope and scale of our business, we may not be able to grow as expected and we may incur proportionately higher costs to operate.

If there is a determination that the spin-off of WPX Energy, Inc. (“WPX”) stock to our stockholders is taxable for U.S. federal income tax purposes because the facts, representations or undertakings underlying an IRS private letter ruling or a tax opinion are incorrect or for any other reason, then we and our stockholders could incur significant income tax liabilities.

In connection with our original separation plan that called for an initial public offering (“IPO”) of stock of WPX and a subsequent spin-off of our remaining shares of WPX to our stockholders, we obtained a private letter ruling from the Internal Revenue Service (“IRS”) and an opinion of our outside tax advisor, to the effect that the distribution by us of WPX shares to our stockholders, and any related restructuring transaction undertaken by us, would not result in recognition for U.S. federal income tax purposes, of income, gain or loss to us or our stockholders under section 355 and section 368(a)(1)(D) of the Internal Revenue Code of 1986 (the “Code”), except for cash payments made to our stockholders in lieu of fractional shares of WPX common stock. In addition, we received an opinion from our outside tax advisor to the effect that the spin-off pursuant to our revised separation plan which was ultimately consummated on December 31, 2011, which did not involve an IPO of WPX shares, would not result in the recognition, for federal income tax purposes, of income, gain or loss to us or our stockholders under section 355 and section 368(a)(1)(D) of the Code, except for cash payments made to our stockholders in lieu of fractional shares of WPX. The private letter ruling and opinion have relied on or will rely on certain facts, representations, and undertakings from us and WPX regarding the past and future conduct of the companies’ respective businesses and other matters. If any of these facts, representations, or undertakings are, or become, incorrect or are not otherwise satisfied, including as a result of certain significant changes in the stock ownership of us or WPX after the spin-off, or if the IRS disagrees with any such facts and representations upon audit, we and our stockholders may not be able to rely on the private letter ruling or the opinion of our tax advisor and could be subject to significant income tax liabilities.

The spin-off may expose us to potential liabilities arising out of state and federal fraudulent conveyance laws and legal dividend requirements that we did not assume in our agreements with WPX.

The spin-off is subject to review under various state and federal fraudulent conveyance laws. A court could deem the spin-off or certain internal restructuring transactions undertaken by us in connection with the separation to be a fraudulent conveyance or transfer. Fraudulent conveyances or transfers are defined to include transfers made or obligations incurred with the actual intent to hinder, delay or defraud current or future creditors or transfers made or obligations incurred for less than reasonably equivalent value when the debtor was insolvent, or that rendered the debtor insolvent, inadequately capitalized or unable to pay its debts as they become due. A court could void the transactions or impose substantial liabilities upon us, which could adversely affect our financial condition and our results of operations. Whether a transaction is a fraudulent conveyance or transfer will vary depending upon the jurisdiction whose law is being applied. Under the separation and distribution agreement between us and WPX, from and after the spin-off, each of WPX and we are responsible for the debts, liabilities and other obligations related to the business or businesses which each owns and operates. Although we do not expect to be liable for any such obligations not expressly assumed by us pursuant to the separation and distribution agreement, it is possible that a court would disregard the allocation agreed to between the parties, and require that we assume responsibility for obligations allocated to WPX, particularly if WPX were to refuse or were unable to pay or perform the subject allocated obligations.

Risks Related to Weather, other Natural Phenomena and Business Disruption

Our assets and operations can be adversely affected by weather and other natural phenomena.

Our assets and operations, especially those located offshore, can be adversely affected by hurricanes, floods, earthquakes, landslides, tornadoes and other natural phenomena and weather conditions, including extreme temperatures, making it more difficult for us to realize the historic rates of return associated with these assets and operations. Insurance may be inadequate, and in some instances, we have been unable to obtain insurance on commercially reasonable terms or insurance has not been available at all. A significant disruption in operations or a significant liability for which we were not fully insured could have a material adverse effect on our business, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, the notes.

Our customers’ energy needs vary with weather conditions. To the extent weather conditions are affected by climate change or demand is impacted by regulations associated with climate change, customers’ energy use could increase or decrease depending on the duration and magnitude of the changes, leading either to increased investment or decreased revenues.

Acts of terrorism could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our assets and the assets of our customers and others may be targets of terrorist activities that could disrupt our business or cause significant harm to our operations, such as full or partial disruption to our ability to produce, process, transport or distribute natural gas, NGLs or other commodities. Acts of terrorism as well as events occurring in response to or in connection with acts of terrorism could cause environmental repercussions that could result in a significant decrease in revenues or significant reconstruction or remediation costs, which could have a material adverse effect on our business, financial condition, results of operations and cash flows and on our ability to pay interest on, and the principal of, the notes.

Our business could be negatively impacted by security threats, including cybersecurity threats, and related disruptions.

We rely on our information technology infrastructure to process, transmit and store electronic information, including information we use to safely operate our assets. While we believe that we maintain appropriate information security policies and protocols, we face cybersecurity and other security threats to our information technology infrastructure, which could include threats to our operational and safety systems that operate our pipelines, plants and assets. We could face unlawful attempts to gain access to our information technology infrastructure, including coordinated attacks from hackers, whether state-sponsored groups, “hacktivists,” or private individuals. The age, operating systems or condition of our current information technology infrastructure and software assets and our ability to maintain and upgrade such assets could affect our ability to resist cybersecurity threats. We could also face attempts to gain access to information related to our assets through attempts to obtain unauthorized access by targeting acts of deception against individuals with legitimate access to physical locations or information, otherwise known as “social engineering.”

Our information technology infrastructure is critical to the efficient operation of our business and essential to our ability to perform day-to-day operations. Breaches in our information technology infrastructure or physical facilities, or other disruptions, could result in damage to our assets, safety incidents, damage to the environment, potential liability or the loss of contracts, and have a material adverse effect on our operations, financial position and results of operations.

USE OF PROCEEDS

The net proceeds from this offering of notes will be approximately $841.6 million, after deducting estimated underwriting discounts and commissions and offering expenses payable by us. We intend to use the net proceeds of this offering, together with the net proceeds of the Common Stock Offering and, if necessary, borrowings under our revolving credit facility or the Bridge Facility, to fund the consideration for the Investment and to pay related transition and transaction expenses. We may also elect to fund a portion of the consideration using cash on hand. Any excess net proceeds will be used for general corporate purposes.

If the Investment were to fail to close, we will use the net proceeds of this offering, together with cash on hand, to fund the special mandatory redemption of the notes described in “Description of the Notes — Special Mandatory Redemption.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated.

	Nine Months ended September 30, 2012	Year Ended December 31,
		2011	2010	2009	2008	2007
Ratio of earnings to fixed charges(a)	3.14	2.77	1.52	1.69	2.24	2.37

(a)	The ratio has been computed by dividing earnings by fixed charges. For purposes of computing these ratios, earnings means the following: income from continuing operations before income taxes, less equity earnings, excluding proportionate share from 50% owned investees and unconsolidated majority-owned investees; plus fixed charges (discussed below) and an adjustment to reflect actual distributions from equity investments, excluding proportionate share from 50% owned investees and unconsolidated majority-owned investees; less capitalized interest. Fixed charges means the sum of the following: interest accrued, including a proportionate share from 50% owned investees and unconsolidated majority-owned investees; and that portion of rental expense that we believe to represent an interest factor.

CAPITALIZATION

The following table sets forth our historical cash and cash equivalents and capitalization as of September 30, 2012 and our pro forma cash and cash equivalents and capitalization as of September 30, 2012, as adjusted to reflect the following assumptions:

•

the sale of the notes offered by us in this offering, after deducting estimated underwriting discounts and commissions and offering expenses payable by us, and the expected application of the net proceeds of this offering as described under “Use of Proceeds” in this prospectus supplement; and

•

the sale of 46,500,000 shares of our common stock offered by us in the Common Stock Offering and the expected application of the net proceeds therefrom as described under “Use of Proceeds” in this prospectus supplement.

If funds in addition to the net proceeds of this offering and the Common Stock Offering are necessary to fund the consideration for the Investment, we may elect to utilize our revolving credit facility, the Bridge Facility, cash on hand, or some combination of the foregoing to fund our payment of the balance of the consideration for the Investment.

This table is derived from and should be read together with our historical consolidated financial statements and the accompanying notes included in our September 30, 2012 Form 10-Q, which is incorporated by reference in this prospectus supplement. You should also read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our September 30, 2012 Form 10-Q, which is incorporated by reference into this prospectus supplement.

The change in our percentage ownership interest in WPZ resulting from the Geismar Drop-Down will be accounted for as an equity transaction in accordance with Accounting Standards Codification 810 — “Consolidation.” The impact of this accounting is expected to result in a decrease to noncontrolling interests in consolidated subsidiaries and a related increase to capital in excess of par value and noncurrent liability for deferred income taxes. No adjustments related to this accounting have been included in the following table as such adjustments have yet to be determined.

	As of September 30, 2012
	Historical	As Adjusted
	($ in millions)
Cash and cash equivalents	$996 (1)	$1,042	(1)(2)

Short-term debt:
Long-term debt due within one year	$2	$2
Bridge Facility	—	—	(2)

Total short-term debt	2	2	(2)
Long-term debt (less unamortized debt discount):
Williams revolving credit facility	—	—	(2)
WPZ revolving credit facility	—	—	(3)
Williams notes offered hereby	—	848
Williams notes and debentures with various interest rates ranging from 5.5% to 10.25% and maturities from 2019 to 2033	1,450	1,450
WPZ notes with various interest rates ranging from 3.35% to 7.25% and maturities from 2015 to 2040	5,940	5,940
Transco notes and debentures with various interest rates ranging from 4.45% to 7.25% and maturities from 2016 to 2042	1,428	1,428
Northwest Pipeline notes and debentures with various interest rates ranging from 5.95% to 7.125% and maturities from 2016 to 2025	694	694

Total long-term debt	9,512	10,360	(2)
Equity:
Stockholders’ equity:
Common stock (960 million shares authorized at $1 par value; 662 million shares issued at September 30, 2012)	662	709
Capital in excess of par value	9,449	10,800
Retained deficit	(5,648)	(5,648)
Accumulated other comprehensive loss	(330)	(330)
Treasury stock, at cost (35 million shares of common stock)	(1,041)	(1,041)

Total stockholders’ equity	3,092	4,490

Noncontrolling interests in consolidated subsidiaries	2,899	2,899

Total equity	5,991	7,389

Total capitalization (including current maturities of long-term debt)	$15,505	$17,751

(1)	Includes $565 million of cash and cash equivalents held primarily by certain international entities that we intend to utilize to fund growth in our Canadian midstream operations and therefore is not considered available for general corporate purposes.
(2)	If funds in addition to the net proceeds of this offering and the Common Stock Offering are necessary to fund the consideration for the Investment, we may elect to utilize our revolving credit facility, the Bridge Facility, cash on hand, or some combination of the foregoing to fund our payment of the balance of the consideration for the Investment. The amount available for borrowing under the Bridge Facility will be reduced by an amount equal to the net proceeds of this offering and the net proceeds of the Common Stock Offering. For purposes of this table, we have assumed that our portion of the consideration for the ACMP Subscription will be $350 million and that we are not required to purchase any additional Class C Units or common units pursuant to the ACMP subscription agreement.
(3)	As of December 12, 2012, there were approximately $250 million in loans outstanding under WPZ’s revolving credit facility.

DESCRIPTION OF THE NOTES

We will issue $850,000,000 in aggregate principal amount of 3.700% senior notes due 2023 under an indenture (the “base indenture”), dated as of December 18, 2012, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “trustee”), as amended and supplemented by a supplemental indenture (the “supplemental indenture”) between the Company and the trustee relating to the issuance of the notes. The base indenture, as amended and supplemented by the supplemental indenture, is referred to herein as the “indenture.” The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description of certain terms of the notes supplements, and to the extent inconsistent, replaces, the description under “Description of the Debt Securities” in the accompanying base prospectus. The following description and the description under “Description of the Debt Securities” in the accompanying base prospectus together constitute a summary of the material provisions of the indenture and the notes. They do not restate those documents in their entirety. We urge you to read the indenture in its entirety, because it, and not this description or the description under “Description of the Debt Securities” in the accompanying base prospectus, defines your rights as holders of the notes. Copies of the indenture are available as set forth below under “— Additional Information.” You can find the definitions of certain terms used in this description under the subheading “— Certain Definitions.” In this description, the terms “Company,” “us,” “our” and “we” refer only to The Williams Companies, Inc. and not to any of our subsidiaries. Certain defined terms used in this “Description of the Notes” but not defined below under “— Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes

The notes:

•	are our general unsecured obligations;

•	are equal in right of payment with all of our existing and future senior unsecured indebtedness; and

•

are effectively subordinated to any of our existing and future senior secured indebtedness and structurally subordinated to all existing and future indebtedness and other obligations of our Subsidiaries, including trade payables.

Assuming that we had completed this offering of the notes on September 30, 2012, we would have had outstanding indebtedness of approximately $10.4 billion (including $850 million in aggregate principal amount of the notes offered hereby), approximately $8.1 billion of which would have consisted of indebtedness of our Subsidiaries. In addition, as of December 12, 2012, there were approximately $250 million in loans outstanding under WPZ’s revolving credit facility, which facility was undrawn as of September 30, 2012.

The indenture will permit us to incur additional indebtedness, including additional senior unsecured indebtedness. The indenture also will not restrict the ability of our subsidiaries to incur additional indebtedness. See “Risks Related to the Notes — Our indebtedness could impair our financial condition and our ability to fulfill our debt obligations, including our obligations under the notes.”

We own a noncontrolling interest in Aux Sable Liquid Products Inc., Aux Sable Liquid Products LP, Baton Rouge Fractionators LLC, Baton Rouge Pipeline LLC, Cardinal Pipeline Company LLC, Discovery Producer Services LLC, Gulfstream Natural Gas System, L.L.C., Laurel Mountain Midstream Ohio, LLC, Laurel Mountain Midstream Operating LLC, Laurel Mountain Midstream, LLC, Overland Pass Pipeline Company LLC, Pine Needle LNG Company, LLC, Pacific Connector Gas Pipeline, LLC, Pacific Connector Gas Pipeline, LP. We use the equity method of accounting for these investments and they will not be classified as Subsidiaries of ours under the indenture so long as we continue to own a noncontrolling interest in each of them. As a result, the entities listed above will not be subject to the restrictive covenants in the indenture so long as they are not Subsidiaries of ours.

Principal, Maturity and Interest

We will issue the notes with an initial maximum aggregate principal amount of $850,000,000. The notes will mature on January 15, 2023. We will issue notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest on the notes will accrue at the rate of 3.700% per annum, and will be payable semi-annually in arrears on January 15 and July 15, beginning on July 15, 2013, provided that if such interest payment date is not a Business Day, interest due on such interest payment date shall be payable on the next succeeding Business Day as if made on such interest payment date. We will make each interest payment on the notes to the holders of record at the close of business on the immediately preceding January 1 or July 1 (whether or not a Business Day).

Interest on the notes will accrue from the date of original issuance or, if interest has already been paid or duly provided for, from the date it was most recently paid or duly provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

We may, without the consent of the holders of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes, except that interest would accrue from the date of issuance of such additional notes and such additional notes may not be fungible for trading purposes with, and may initially bear a different identifying numbers than, the notes offered hereby. Any additional notes having such similar terms, together with the notes offered hereby, will constitute a single series of debt securities under the indenture.

Methods of Receiving Payments on the Notes

We will pay all principal, interest and premium, if any, on the notes in the manner described under “— Same-Day Settlement and Payment” below.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charges will be imposed on the holders by us, the trustee or the registrar for any registration of transfer or exchange of notes, but holders may be required to pay all taxes due on transfer or exchange. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before mailing notice of any redemption of notes.

Special Mandatory Redemption

If the closing of the Investment has not occurred by May 15, 2013, we will be required to mail (or otherwise deliver in accordance with the applicable procedures of DTC) a notice of mandatory redemption to each holder fixing the date of such mandatory redemption (such date to be 3 days from the mailing of the notice of mandatory redemption). On such mandatory redemption date, we will be required to redeem the notes, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to the mandatory redemption date.

The proceeds of this offering will not be deposited into an escrow account pending any special mandatory redemption of the notes. Our ability to pay the redemption price to holders of the notes following a special mandatory redemption may be limited by our then-existing financial resources, and sufficient funds may not be available when necessary to make any required purchases of Notes. See “Risk Factors — Risks Related to the Notes — We will not deposit the net proceeds of this offering into an escrow account, and we may not be able to raise the funds necessary to finance the special mandatory redemption required under certain circumstances by the indenture governing the notes.”

Optional Redemption

We may, at our option, redeem the notes, in whole or in part, at any time or from time to time prior to October 15, 2022 at a redemption price equal to the greater of:

(1) 100% of the principal amount of the notes to be redeemed, plus accrued interest to the redemption date, and

(2) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal of and interest on the notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus basis 30 points, plus accrued interest to the redemption date.

We also have the option, at any time on or after October 15, 2022, to redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

In addition, the indenture will allow us to redeem the notes, at our option, in whole but not in part, at any time prior to May 15, 2013, at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest on the notes to the redemption date, if, in our judgment, the Investment will not be consummated on or prior to May 15, 2013 on substantially the terms described in this prospectus supplement. If we exercise this option, we will redeem the notes upon three days’ prior notice. See “— Special Mandatory Redemption.”

Selection and Notice

If less than all the notes are to be redeemed, in the case of notes represented by Global Notes (as defined below), interests in the notes will be selected for redemption in whole or in part by the depositary by lot or other means in accordance with the depositary’s procedures, or, in the case of notes not represented by Global Notes, the trustee shall select, in such manner as it shall deem appropriate and fair, notes to be redeemed in whole or in part.

No notes of $2,000 or less can be redeemed in part. Except as described above, notices of optional redemption will be mailed by first class mail (or otherwise delivered in accordance with the applicable procedures of DTC) at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on notes or portions of them called for redemption.

Mandatory Redemption

Except as described under “— Special Mandatory Redemption,” we are not required to make mandatory redemption or sinking fund payments with respect to the notes of or to repurchase the notes at the option of the holders.

Certain Covenants

Except as set forth in this “Description of the Notes,” neither we nor any of our Subsidiaries will be restricted by the indenture from incurring additional indebtedness or other obligations, from making distributions or paying dividends on our or our Subsidiaries’ equity interests or from purchasing our or our Subsidiaries’ equity interests. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any provisions that would require us to repurchase or redeem any of the notes in situations that may adversely affect the creditworthiness of the notes.

Liens

We will not, and will not permit any Subsidiary of ours to, issue, assume or guarantee any Indebtedness secured by a Lien, other than Permitted Liens, upon any of our or any of our Subsidiaries’ property, now owned or hereafter acquired, unless the notes are equally and ratably secured with such Indebtedness until such time as such Indebtedness is no longer secured by a Lien.

Notwithstanding the preceding paragraph, we may, and may permit any Subsidiary of ours to, issue, assume or guarantee any Indebtedness secured by a Lien, other than a Permitted Lien, without securing the notes; provided that the aggregate principal amount of all Indebtedness of ours and any Subsidiary of ours then outstanding secured by any such Liens (other than Permitted Liens) does not exceed 15% of Consolidated Net Tangible Assets.

Merger, Consolidation or Sale of Assets

We may not directly or indirectly consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets and properties and the assets and properties of our Subsidiaries (taken as a whole) in one or more related transactions to another Person, unless:

(1) either: (a) we are the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person formed, organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than us) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made expressly assumes by supplemental indenture, in form reasonably satisfactory to the trustee, executed by the successor person and delivered to the trustee, the due and punctual payment of the principal of and any premium and interest on the notes and the performance of all of our obligations under the indenture and the notes;

(3) we or the Person formed by or surviving any such merger will deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and such supplemental indenture (if any) comply with the indenture and that all conditions precedent in the indenture relating to such transaction have been complied with; and

(4) immediately after giving effect to such transaction, no Event of Default or event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing.

Upon any consolidation by us with or our merger into any other Person or Persons where we are not the survivor or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of our properties and assets and the properties and assets of our Subsidiaries (taken as a whole) to any Person or Persons in accordance herewith, the successor Person formed by such consolidation or into which we are merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if such successor Person had been named as the Company therein; and thereafter, except in the case of a lease, the predecessor Person shall be released from all obligations and covenants under the indenture and the notes.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

Reports

We will:

(1) file with the trustee, within 30 days after we have filed the same with the Commission, unless such reports are available on the Commission’s EDGAR filing system (or any successor thereto), copies of the annual reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which we may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if we are not required to file information, documents or reports pursuant to either of said Sections, then we shall file with the trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents, and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(2) file with the trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by us with the conditions and covenants of the indenture as may be required from time to time by such rules and regulations; and

(3) transmit within 30 days after the filing thereof with the trustee, in the manner and to the extent provided in Section 313(c) of the Trust Indenture Act, such summaries of any information, documents and reports required to be filed by us pursuant to clauses (1) and (2) of this paragraph as may be required by rules and regulations prescribed from time to time by the Commission.

Use of Proceeds Prior to the Closing of the Investment

Prior to earlier of (1) the date on which the Investment is consummated in accordance with the terms of the GIP I Purchase and ACMP Subscription, (2) the date on which we redeem the notes pursuant to the optional redemption provisions described above in the third paragraph under “— Optional Redemption” or (3) the date on which we redeem the notes pursuant to the special mandatory redemption provisions described above under “— Special Mandatory Redemption,” we will not, and we will not permit any of our Subsidiaries to, use the net proceeds from the issuance of the notes for any purpose other than making investments in certain cash equivalents or consummating the Investment.

Upon the consummation of the Investment, this covenant will automatically cease to be of any force or effect.

Events of Default and Remedies

Each of the following is an “Event of Default” with respect to the notes, and any references under “Description of the Debt Securities” in the accompanying base prospectus to events of default described in the first paragraph under the heading “Events of Default” therein shall be deemed to be references to the following:

(a) default for 30 days in the payment when due of any interest on the notes;

(b) default in the payment of the principal of or any premium on the notes when the principal or premium becomes due and payable;

(c) failure by us duly to observe or perform any other of the covenants or agreements (other than those described in clause (a) or (b) above) in the indenture, which failure continues for a period of 60 days, or, in the case of the covenant set forth under “— Certain Covenants — Reports” above, which failure continues for a period of 90 days, after the date on which written notice of such failure, requiring the same to be remedied and stating that such notice is a “Notice of Default” has been given to us by the trustee, upon direction of holders of at least 25% in principal amount of then outstanding notes; provided, however, that if such failure is not capable of cure within such 60-day or 90-day period, as the case may be, such 60-day or 90-day period, as the case may be, shall be automatically extended by an additional 60 days so long as (i) such failure is subject to cure, and (ii) we are using commercially reasonable efforts to cure such failure; and provided, further, that a failure to comply with any such other agreement in the indenture that results from a change in GAAP shall not be deemed to be an Event of Default; and

(d) certain events of bankruptcy, insolvency or reorganization described in the indenture with respect to us.

In case an Event of Default specified in clause (a) or (b) above shall occur and be continuing with respect to the notes, holders of at least 25%, and in case an Event of Default specified in clause (c) above shall occur and be continuing with respect to the notes, holders of at least a majority, in aggregate principal amount of the notes then outstanding may declare the principal to be due and payable. If an Event of Default described in clause (d) above shall occur and be continuing then the principal amount of all the debt securities then outstanding under the indenture shall be and become due and payable immediately, without notice or other action by any holder or the trustee, to the full extent permitted by law. Any past or existing default or Event of Default with respect to the notes may be waived by the holders of a majority in aggregate principal amount of the outstanding notes, except in each case a continuing default (1) in the payment of the principal of, or any premium or interest on, any notes, or (2) in respect of a covenant or provision which cannot be modified or amended without the consent of each holder affected thereby.

The indenture provides that the trustee may withhold notice to the holders of any default with respect to the notes (except in payment of principal of or interest or premium on the notes) if the trustee considers it in the interest of holders to do so. The indenture contains a provision entitling the trustee to be indemnified by the holders before proceeding to exercise any trust or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the then outstanding notes may direct the time, method and place of conducting any proceedings for any remedy available to the trustee or of exercising any trust or power conferred upon the trustee with respect to the notes; provided, however, that the trustee may decline to follow any such direction if, among other reasons, the trustee determines that the actions or proceedings as directed would be unduly prejudicial to the holders of the notes not joining in such direction. The right of a holder to institute a proceeding with respect to the indenture will be subject to certain conditions precedent including, without limitation, that in case of an Event of Default specified in clause (a), (b) or (d) of the first paragraph above under “— Events of Default and Remedies,” holders of at least 25%, or in case of an Event of Default specified in clause (c) of the first paragraph above under “— Events of Default,” holders of at least a majority, in aggregate principal amount of the notes then outstanding make a written request upon the trustee to exercise its powers under the indenture, indemnify the trustee and afford the trustee reasonable opportunity to act.

Notwithstanding the foregoing, each holder has an absolute right to receipt of the principal of, premium, if any, and interest on the notes when due and to institute suit for the enforcement thereof. We are required to deliver to the trustee annually a statement regarding compliance with the indenture.

No Personal Liability

No director, officer, employee, incorporator, or stockholder will have any liability for any of our obligations under the notes or the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Additional Information

We will file the supplemental indenture as an exhibit to a current report on Form 8-K at the completion of this offering. Anyone who receives this prospectus supplement may also obtain a copy of the base indenture and/ or the supplemental indenture without charge by writing to The Williams Companies, Inc., One Williams Center, Tulsa, Oklahoma 74172-0172; Attention: Investor Relations.

Book-Entry, Delivery and Form

Except as set forth below, notes will be issued in registered, global form, without interest coupons, which we refer to as “Global Notes.” Global Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds.

The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC’s nominee, Cede & Co., in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to DTC, to a nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in registered, certificated form (“Certificated Notes”) except in the limited circumstances described below. See “— Exchange of Certificated Notes for Global Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”)), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. We take no responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the underwriters with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of Certificated Notes and will not be considered the registered owners or “Holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Company and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the trustee nor any agent of ours or of the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, at the due date of any payment in respect of securities such as the notes, is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the notes as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and the Company and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof if:

(1) DTC notifies us that it is unwilling or unable to continue as depositary for such Global Notes or that it has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 90 days after the date of such notice from DTC;

(2) we, at our option and subject to the procedures of DTC, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(3) an Event of Default has occurred and is continuing with respect to the notes.

In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same-Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal, interest and premium, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes (i) to holders having an aggregate principal amount of $2,000,000 or less, by check mailed to such holder’s registered address or (ii) to holders having an aggregate principal amount of more than $2,000,000, by check mailed to such holder’s registered address or, upon application by a holder to the registrar not later than the relevant record date or in the case of payments of principal or premium, if any, not later than 15 days prior to the principal payment date, by wire transfer in immediately available funds to that holder’s account within the

United States (subject to surrender of the Certificated Note in the case of payments of principal or premium), which application shall remain in effect until the holder notifies the registrar to the contrary in writing. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Board of Directors” means:

(1) with respect to any corporation, the board of directors of the corporation or any authorized committee thereof;

(2) with respect to a limited liability company, the managing member or managing members or board of directors, as applicable, of such limited liability company or any authorized committee thereof;

(3) with respect to any other partnership, the board of directors of the general partner of the partnership or any authorized committee thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law, regulation or executive order to close.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Commission” means the U.S. Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or any successor agency.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date:

(1) the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

(2) if the Quotation Agent obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Consolidated Net Tangible Assets” means at any date of determination, the total amount of assets of us and our Subsidiaries after deducting therefrom:

(1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and

(2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents, and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on our consolidated balance sheet for our most recently completed fiscal quarter, prepared in accordance with GAAP.

“Domestic Subsidiary” means any Subsidiary of ours that is incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

“holder” means a Person in whose name a note is registered.

“Indebtedness” means, with respect to any specified Person, any obligation created or assumed by such Person, whether or not contingent, for the repayment of money borrowed from others or any guarantee thereof.

“International Subsidiary” means each Subsidiary of ours other than a Domestic Subsidiary.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of ours in which we or any of our Subsidiaries owns any Capital Stock.

“Lien” means any mortgage, pledge, lien, security interest or other similar encumbrance.

“Non-Recourse Indebtedness” means any Indebtedness incurred by any Joint Venture or Non-Recourse Subsidiary which does not provide for recourse against us or any Subsidiary of ours (other than a Non-Recourse Subsidiary) or any property or asset of ours or any Subsidiary of ours (other than the Capital Stock or the properties or assets of a Joint Venture or Non-Recourse Subsidiary).

“Non-Recourse Subsidiary” means any Subsidiary of ours (i) whose principal purpose is to incur Non-Recourse Indebtedness and/or construct, lease, own or operate the assets financed thereby, or to become a direct or indirect partner, member or other equity participant or owner in a partnership, limited partnership, limited liability partnership, corporation (including a business trust), limited liability company, unlimited liability company, joint stock company, trust, unincorporated association or joint venture created for such purpose (collectively, a “Business Entity”), (ii) who is not an obligor or otherwise bound with respect to any Indebtedness other than Non-Recourse Indebtedness, (iii) substantially all the assets of which Subsidiary or Business Entity are limited to (x) those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by Non-Recourse Indebtedness or (y) Capital Stock in, or Indebtedness or other obligations of, one or more other Non-Recourse Subsidiaries or Business Entities and (iv) any Subsidiary of a Non-Recourse Subsidiary; provided that such Subsidiary shall be considered to be a Non-Recourse Subsidiary only to the extent that and for so long as each of the above requirements are met.

“Permitted International Debt” means Indebtedness of any International Subsidiary for which neither we nor any Domestic Subsidiary, directly or indirectly, provides any guarantee or other credit support and which is secured, if at all, only by pledges of or liens on assets (i) held by an International Subsidiary on the date of the indenture, (ii) acquired by an International Subsidiary from a Person not constituting an Affiliate or (iii) acquired by an International Subsidiary from us, any Domestic Subsidiary or other Affiliate on terms that, in the good faith judgment of our Board of Directors, are no less favorable to us or the relevant Domestic Subsidiary or other Affiliate than those that would have been obtained in a comparable transaction by us or such Domestic Subsidiary or other Affiliate with an unrelated Person or, if in the good faith judgment of our Board of Directors, no comparable transaction is available with which to compare such transaction, such transaction is otherwise fair to us or the relevant Domestic Subsidiary or other Affiliate from a financial point of view.

“Permitted Liens” means:

(1) any Lien existing on any property at the time of the acquisition thereof and not created in contemplation of such acquisition by us or any of our Subsidiaries, whether or not assumed by us or any of our Subsidiaries;

(2) any Lien existing on any property of a Subsidiary of ours at the time it becomes a Subsidiary of ours and not created in contemplation thereof and any Lien existing on any property of any Person at the time such Person is merged or liquidated into or consolidated with us or any Subsidiary of ours and not created in contemplation thereof;

(3) purchase money and analogous Liens incurred in connection with the acquisition, development, construction, improvement, repair or replacement of property (including such Liens securing Indebtedness incurred within 12 months of the date on which such property was acquired, developed, constructed, improved, repaired or replaced); provided that all such Liens attach only to the property acquired, developed, constructed, improved, repaired or replaced and the principal amount of the Indebtedness secured by such Lien shall not exceed the gross cost of the property;

(4) any Liens created or assumed to secure Indebtedness of ours or of any Subsidiary of ours maturing within 12 months of the date of creation thereof and not renewable or extendible by the terms thereof at the option of the obligor beyond such 12 months;

(5) Liens on accounts receivable and related proceeds thereof arising in connection with a receivables financing and any Lien held by the purchaser of receivables derived from property or assets sold by us or any Subsidiary of ours and securing such receivables resulting from the exercise of any rights arising out of defaults on such receivables;

(6) leases constituting Liens existing on the date of the indenture or thereafter existing and any renewals or extensions thereof;

(7) any Lien securing industrial development, pollution control or similar revenue bonds;

(8) Liens existing on the date of the indenture;

(9) Liens in favor of us or any Subsidiary of ours;

(10) Liens securing Indebtedness incurred to refund, extend, refinance or otherwise replace Indebtedness (“Refinanced Indebtedness”) secured by a Lien permitted to be incurred under the indenture; provided that the principal amount of such Refinanced Indebtedness does not exceed the principal amount of Indebtedness refinanced (plus the amount of penalties, premiums, fees, accrued interest and reasonable expenses incurred therewith) at the time of refinancing;

(11) Liens on any assets or properties, or pledges of the Capital Stock, of (a) any Joint Venture owned by us or any Subsidiary of ours or (b) any Non-Recourse Subsidiary, in each case only to the extent securing Non-Recourse Indebtedness of such Joint Venture or Non-Recourse Subsidiary;

(12) Liens on the products and proceeds (including insurance, condemnation, and eminent domain proceeds) of and accessions to, and contract or other rights (including rights under insurance policies and product warranties) derivative of or relating to, property permitted by the indenture to be subject to Liens but subject to the same restrictions and limitations set forth in the indenture as to Liens on such property (including the requirement that such Liens on products, proceeds, accessions, and rights secure only obligations that such property is permitted to secure);

(13) any Liens securing Indebtedness neither assumed nor guaranteed by us or any Subsidiary of ours nor on which we or they customarily pay interest, existing upon real estate or rights in or relating to real estate (including rights-of-way and easements) acquired by us or such Subsidiary, which mortgage Liens do not materially impair the use of such property for the purposes for which it is held by us or such Subsidiary;

(14) any Lien existing or hereafter created on any office equipment, data processing equipment (including computer and computer peripheral equipment) or transportation equipment (including motor vehicles, aircraft, and marine vessels);

(15) undetermined Liens and charges incidental to construction or maintenance;

(16) any Lien created or assumed by us or any Subsidiary of ours on oil, gas, coal or other mineral or timber property owned by us or a Subsidiary of ours;

(17) any Lien created by us or any Subsidiary of ours on any contract (or any rights thereunder or proceeds therefrom) providing for advances by us or such Subsidiary to finance gas exploration and development, which Lien is created to secure Indebtedness incurred to finance such advances;

(18) any Lien granted in connection with a cash collateralization or similar arrangement to secure obligations of ours or any Subsidiary of ours to issuing banks in connection with letters of credits issued at the request of us or any Subsidiary of ours;

(19) Liens on cash deposits in the nature of a right of setoff, banker’s lien, counterclaim or netting of cash amounts owed arising in the ordinary course of business on deposit accounts;

(20) Liens securing Permitted International Debt;

(21) Liens not otherwise permitted so long as the aggregate outstanding principal amount of the Indebtedness secured thereby does not exceed $10,000,000 at any time; and

(22) Liens occurring in, arising from, or associated with Specified Escrow Arrangements.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof.

“Quotation Agent” means the Reference Treasury Dealer appointed as such agent by us.

“Reference Treasury Dealer Quotations” means, with respect to any Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that redemption date.

“Reference Treasury Dealers” means (i) UBS Securities LLC, Barclays Capital Inc. and Citigroup Global Markets Inc. and their successors, unless any of such entities ceases to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer; and (ii) any two other Primary Treasury Dealers selected by us.

“Specified Escrow Arrangements” means cash deposits at one or more financial institutions for the purpose of funding any potential shortfall in the daily net cash position of us or any of our Subsidiaries.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

DESCRIPTION OF OTHER INDEBTEDNESS

The following descriptions constitute a summary of certain provisions of our other indebtedness. They do not restate the governing instruments in their entirety. We urge you to read the governing instruments in their entirety.

Credit Facilities

In June 2011, we entered into a $900 million five-year senior unsecured revolving credit facility agreement (as amended, the “Williams Credit Facility”). The commitments under the Williams Credit Facility may, under certain conditions, be increased by an additional $250 million. Significant financial covenants require our ratio of Consolidated Indebtedness to Consolidated EBITDA (each as defined in the Williams Credit Facility) to be no greater than 4.5 to 1. For the fiscal quarter and the two following fiscal quarters in which one or more acquisitions for a total aggregate purchase price equal to or greater than $50 million has been executed, we are required to maintain a ratio of Consolidated Indebtedness to Consolidated EBITDA of no greater than 5 to 1. At September 30, 2012, we were in compliance with these financial covenants. In November 2011, the Williams Credit Facility was amended primarily to revise certain defined terms for further clarity and to accommodate our revised reorganization plan related to the spin-off of WPX.

In June 2011, WPZ entered into a $2 billion unsecured revolving credit facility agreement that includes Transco and Northwest Pipeline as co-borrowers (as amended, the “WPZ Credit Facility”). In September 2012, the WPZ Credit Facility was amended to permit borrowing of up to $2.4 billion. The WPZ Credit Facility is only available to named borrowers. The commitments under the WPZ Credit Facility may, under certain conditions, be increased by an additional $400 million. The full amount of the WPZ Credit Facility is available to WPZ to the extent not otherwise utilized by Transco and Northwest Pipeline. Transco and Northwest Pipeline each have access to borrow up to $400 million under the WPZ Credit Facility to the extent not otherwise utilized by the other co-borrowers. Significant financial covenants include:

•

WPZ’s ratio of Consolidated Indebtedness to Consolidated EBITDA (each as defined in the WPZ Credit Facility) must be no greater than 5 to 1. For the fiscal quarter and the two following fiscal quarters in which one or more acquisitions for a total aggregate purchase price equal to or greater than $50 million has been executed, WPZ is required to maintain a ratio of Consolidated Indebtedness to Consolidated EBITDA of no greater than 5.5 to 1.

•	The ratio of Consolidated Indebtedness to Consolidated Total Capitalization (each as defined in the WPZ Credit Facility) must be no greater than 65 percent for each of Transco and Northwest Pipeline.

At September 30, 2012, WPZ was in compliance with these financial covenants.

The Williams Credit Facility and the WPZ Credit Facility contain the following terms:

•

Under each of the Williams Credit Facility and WPZ Credit Facility, each time funds are borrowed, the applicable borrower may choose from two methods of calculating interest: a fluctuating base rate equal to Citibank, N.A.’s alternate base rate plus an applicable margin or a periodic fixed rate equal to LIBOR plus an applicable margin. We and WPZ are each required to pay a commitment fee (currently 0.20 percent for Williams and 0.20 percent for WPZ) based on the unused portion of their respective credit facility. The applicable margin and the commitment fee are determined under each of the Williams Credit Facility and WPZ Credit Facility by reference to a pricing schedule based on our or WPZ’s, as applicable, senior unsecured long-term debt ratings.

•

Under the Williams Credit Facility, various covenants may limit, among other things, the ability of our subsidiaries to incur indebtedness, our and our material subsidiaries’ ability to grant certain liens supporting indebtedness, our ability to merge or consolidate or sell all or substantially all of our assets, our ability to make certain distributions during an event of default, and our and our material subsidiaries’ ability to enter into certain restrictive agreements or enter into certain affiliate transactions.

•

Under the WPZ Credit Facility, various covenants may limit, among other things, a borrower’s and its material subsidiaries’ ability to grant certain liens supporting indebtedness, a borrower’s ability to merge or consolidate or sell all or substantially all of its assets, a borrower’s and its material subsidiaries’ ability to enter into certain restrictive agreements, enter into certain affiliate transactions or allow any material change in the nature of its business, and a borrower’s and its subsidiaries’ ability to make certain distributions during an event of default.

•

If an event of default with respect to a borrower occurs under its respective credit facility agreement, the lenders will be able to terminate the commitments for the respective borrowers and accelerate the maturity of any loans of the defaulting borrower under the respective credit facility agreement and exercise other rights and remedies.

At September 30, 2012, no loans were outstanding under either facility.

Letter of credit capacity under the Williams Credit Facility and the WPZ Credit Facility is $700 million and $1.3 billion, respectively. At September 30, 2012, no letters of credit have been issued on either facility.

In addition to the credit facilities listed above, we have issued letters of credit totaling $24 million as of September 30, 2012 under certain bilateral bank agreements.

Williams Notes

As of September 30, 2012, we had outstanding a total of $1.464 billion aggregate principal face amount of senior unsecured debt issues with various interest rates from 5.5% to 10.25% and maturities ranging from 2019 to 2033 (collectively, the “Williams Notes”).

The terms of the Williams Notes are governed by indentures that contain covenants that, among other things, limit (1) our ability and the ability of our subsidiaries to incur liens on assets to secure certain debt and (2) certain mergers or consolidations and transfers of assets. The indentures also contain customary events of default, upon which the trustee or the holders of the Williams Notes may declare all outstanding Williams Notes to be due and payable immediately.

We may redeem the Williams Notes at our option in whole or in part at any time or from time to time prior to the respective maturity dates, at the applicable redemption prices described in the indentures governing the Williams Notes. We are not required to make mandatory redemption or sinking fund payments with respect to the Williams Notes or to repurchase the Williams Notes at the option of the holders.

WPZ Notes

As of September 30, 2012, WPZ (exclusive of Transco and Northwest Pipeline) had outstanding a total of $5.95 billion aggregate principal face amount of senior unsecured notes with various interest rates from 3.35% to 7.25% and maturities ranging from 2015 to 2040 (collectively, the “WPZ Notes”).

The terms of the WPZ Notes are governed by indentures that contain covenants that, among other things, limit (1) WPZ’s ability and the ability of its subsidiaries to incur liens on assets to secure certain debt and (2) certain mergers or consolidations and transfers of assets. The indentures also contain customary events of default, upon which the trustee or the holders of the WPZ Notes may declare all outstanding WPZ Notes to be due and payable immediately.

WPZ may redeem the WPZ Notes at its option in whole or in part at any time or from time to time prior to the respective maturity dates, at the applicable redemption prices described in the indentures governing the WPZ Notes. WPZ is not required to make mandatory redemption or sinking fund payments with respect to the WPZ Notes or to repurchase the WPZ Notes at the option of the holders.

Transco and Northwest Pipeline Notes

As of September 30, 2012, Transco had outstanding a total of $1.433 billion aggregate principal face amount of senior unsecured debt issues with various interest rates from 4.45% to 7.25% and maturities ranging from 2016 to 2042 (the “Transco Notes”). As of September 30, 2012, Northwest Pipeline had outstanding a total of $695 million aggregate principal face amount of senior unsecured debt issues with various interest rates from 5.95% to 7.125% and maturities ranging from 2016 to 2025 (the “Northwest Pipeline Notes”).

The indentures governing the Transco Notes and the Northwest Pipeline Notes contain covenants that, among other things, limit Transco and Northwest Pipeline’s ability to (1) incur liens securing indebtedness, (2) engage in certain sale and lease-back transactions and (3) consolidate, merge, transfer or lease assets. The indentures also contain customary events of default including non-payment of principal or interest, failure to comply with covenants, and certain bankruptcy or insolvency events. Northwest Pipeline’s 7.125% Debentures due 2025 ($85 million aggregate principal amount outstanding as of September 30, 2012,) are not subject to redemption prior to maturity. The remaining Northwest Pipeline Notes, and all of the Transco Notes, may be redeemed, in whole or in part, at any time and from time to time, as provided in the indentures governing the notes.

Bridge Facility

We have obtained a backup financing commitment (the “Bridge Commitment”) for an amount up to $2.5 billion (the “Bridge Facility”) from affiliates of certain of the underwriters of this offering to fund the payment of the consideration for the Investment, if necessary. Pursuant to such commitment, the amount available for borrowing under the Bridge Facility will be reduced by the amount of any net proceeds received by us from this offering and any net proceeds of the Common Stock Offering. The Bridge Commitment will expire upon the earliest to occur of (i) consummation of the Investment with our without funding of the Bridge Facility, (ii) valid termination of the Investment Agreements prior to the consummation of the Investment and (iii) on February 28, 2013 if the closing of the Investment shall not have occurred by such time.

Interest on borrowings under the Bridge Facility will be payable at rates per annum equal to, at our option: (1) a fluctuating base rate equal to UBS Securities LLC’s adjusted base rate plus the applicable margin, or (2) a periodic fixed rate equal to LIBOR plus the applicable margin. We are required to pay a commitment fee based on the unused portion of the commitments or funded amounts under the Bridge Facility. The applicable margin is determined by reference to a pricing schedule based on our senior unsecured debt ratings.

The Bridge Facility will contain customary representations and warranties and affirmative, negative and financial covenants which will be made only for the purposes of the Bridge Facility and as of the specific date (or dates) to be set forth therein, and may be subject to certain limitations as agreed upon by the contracting parties. The covenants will limit, among other things, the ability of our subsidiaries to incur indebtedness, our and our material subsidiaries’ ability to grant liens supporting indebtedness, our ability to merge or consolidated with any person or sell all or substantially all of our assets to any person and our ability to enter into certain affiliate transactions and enter into certain restrictive agreements.

CERTAIN MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material U.S. federal income tax consequences of the acquisition, ownership, and disposition of the notes. It is based on provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated thereunder (the “Treasury Regulations”), and administrative and judicial interpretations thereof, all as of the date hereof and all of which are subject to change, possibly on a retroactive basis. No ruling from the Internal Revenue Service (the “IRS”) has been or will be sought with respect to the acquisition, ownership, and disposition of the notes. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation. The following relates only to notes that are acquired in the initial offering for an amount of cash equal to their issue price, which will equal the first price at which a substantial amount of the notes is sold for cash to the public (not including bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers), and that are held as capital assets (i.e., generally, property held for investment).

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their personal circumstances, or to certain types of holders that may be subject to special tax treatment (such as banks and other financial institutions, employee stock ownership plans, partnerships or other pass-through entities for U.S. federal income tax purposes, certain former citizens or residents of the United States, controlled foreign corporations, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, dealers in securities and foreign currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities, brokers, persons who hold the notes as a hedge or other integrated transaction or who hedge the interest rate on the notes, U.S. holders (as defined below) whose functional currency is not U.S. dollars, or persons subject to the alternative minimum tax). In addition, this summary does not include any description of the tax laws of any state, local, or non-U.S. jurisdiction that may be applicable to a particular holder and does not consider any aspects of U.S. federal tax law other than income taxation.

For purposes of this discussion, a “U.S. holder” is an individual, corporation, estate, or trust that is a beneficial owner of the notes and that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of the substantial decisions of that trust (or the trust was in existence on August 20, 1996, and validly elected to continue to be treated as a U.S. trust).

A non-U.S. holder is an individual, corporation, estate, or trust that is a beneficial owner of the notes and is not a U.S. holder.

The U.S. federal income tax treatment of a partner in a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) that holds the notes generally will depend on such partner’s particular circumstances and on the activities of the partnership. Partners in such partnerships should consult their own tax advisors.

U.S. Federal Income Tax Consequences to U.S. Holders

Treatment of Interest

It is expected, and the rest of this discussion assumes, that the notes will be issued without original issue discount for federal income tax purposes. Accordingly, stated interest on the notes will generally be taxable to a

U.S. holder as ordinary income at the time it is paid or accrues in accordance with the U.S. holder’s method of accounting for U.S. federal income tax purposes. If, however, the notes’ “stated redemption price at maturity” (generally, the sum of all payments required under the note other than payments of stated interest) exceeds the issue price by more than a de minimis amount, a U.S. holder will be required to include such excess in income as original issue discount, as it accrues, in accordance with a constant yield method based on a compounding of interest before the receipt of cash payments attributable to this income.

Sale, Exchange, or Other Disposition of the Notes

In general, upon the sale, taxable exchange, redemption, retirement, or other taxable disposition of a note, a U.S. holder will recognize taxable gain or loss equal to the difference between (1) the amount of the cash and the fair market value of any property received (less any portion allocable to any accrued and unpaid interest, which will be taxable as interest to the extent not previously included in income) and (2) the U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in the note will generally be its cost for the note. Gain or loss realized on the sale, taxable exchange, redemption, retirement, or other taxable disposition of a note will generally be capital gain or loss, and will be long term capital gain or loss if you held the note for more than one year at the time of the sale, exchange, redemption, retirement or other disposition. The deductibility of capital losses is subject to limitations.

Additional Payments

As described under “Description of the Notes — Special Mandatory Redemption,” we may be required to redeem the notes prior to maturity at a redemption price that may exceed the principal amount of the notes under certain circumstances. It is possible that our obligation to redeem at a premium could implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments.” If the notes were characterized as contingent payment debt instruments, a U.S. Holder might, among other things, be required to accrue interest income in different amounts and at different times than the stated interest on the notes and to treat any gain recognized on the sale or other disposition of a note as ordinary income rather than as capital gain. We intend to take the position that the possibility of such payments is ignored under the applicable rules and thus the notes should not be treated as contingent payment debt instruments. It is possible that the IRS may take a different position, in which case a holder might be required to accrue interest at a higher rate than the stated interest rate and to treat as ordinary interest income any gain realized on the taxable disposition of the notes.

Medicare tax and reporting obligations

For taxable years beginning after December 31, 2012, a U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes interest income and net gains from the disposition of the notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

Backup Withholding and Information Reporting

In general, a U.S. holder of the notes will be subject to backup withholding with respect to interest on the notes, and the proceeds of a sale of the notes, at the applicable tax rate, unless such holder (a) is an entity that is exempt from withholding and, when required, demonstrates this fact, or (b) provides the payor with its taxpayer identification number (“TIN”), certifies that the TIN provided to the payor is correct and that the holder has not been notified by the IRS that such holder is subject to backup withholding due to underreporting of interest or dividends, and otherwise complies with applicable requirements of the backup withholding rules. In addition, such payments to U.S. holders that are not exempt entities will generally be subject to information reporting requirements. A U.S. holder who does not provide the payor with its correct TIN may be subject to various penalties. The amount of any backup withholding from a payment to a U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

U.S. Federal Income Tax Consequences to Non-U.S. Holders

Treatment of Interest

Subject to the discussion of backup withholding and legislation involving payments to certain foreign entities below, under the “portfolio interest exemption,” a non-U.S. holder will generally not be subject to U.S. federal income tax (or any withholding tax) on payments of interest on the notes if the interest is not effectively connected with its conduct of a U.S. trade or business, provided that:

•

the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of Section 871(h)(3) of the Code;

•	the non-U.S. holder is not a bank receiving interest on an extension of credit pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the non-U.S. holder is not a “controlled foreign corporation” that is related (actually or constructively) to us through stock ownership; and

•	certain certification requirements are met.

Under current law, the certification requirement will be satisfied in any of the following circumstances:

•

If a non-U.S. holder provides to us or our paying agent a statement on IRS Form W-8BEN (or suitable successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the non-U.S. holder by name and address and stating, among other things, that the non-U.S. holder is not a United States person.

•

If a note is held through a securities clearing organization, bank, or another financial institution that holds customers’ securities in the ordinary course of its trade or business, (i) the non-U.S. holder provides such a form to such organization or institution, and (ii) such organization or institution, under penalty of perjury, certifies to us that it has received such statement from the beneficial owner or another intermediary and furnishes us or our paying agent with a copy thereof.

•

If a financial institution or other intermediary that holds the note on behalf of the non-U.S. holder has entered into a withholding agreement with the IRS and submits an IRS Form W-8IMY (or suitable successor form) and certain other required documentation to us or our paying agent.

If the requirements of the portfolio interest exemption described above are not satisfied, a 30% withholding tax will apply to the gross amount of interest on the notes that is paid to a non-U.S. holder, unless either: (a) an applicable income tax treaty reduces or eliminates such tax, and the non-U.S. holder claims the benefit of that treaty by providing a properly completed and duly executed IRS Form W-8BEN (or suitable successor or substitute form) establishing qualification for benefits under the treaty, or (b) the interest is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and the non-U.S. holder provides an appropriate statement to that effect on a properly completed and duly executed IRS Form W-8ECI (or suitable successor form).

If a non-U.S. holder is engaged in a trade or business in the United States and interest on a note is effectively connected with the conduct of that trade or business, the non-U.S. holder will be required to pay U.S. federal income tax on that interest on a net income basis (and the 30% withholding tax described above will not apply provided the duly executed IRS Form W-8ECI is provided to us or our paying agent) generally in the same manner as a U.S. person. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, and the non-U.S. holder satisfies certain certification requirements, any interest income that is effectively connected with a U.S. trade or business will be subject to federal income tax in the manner specified by the treaty and generally will only be subject to tax on a net basis if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the non-U.S. holder in the United States. In addition, a non-U.S. holder that is treated as a foreign corporation for federal income tax purposes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

Sale, Exchange, or Other Disposition of the Notes

Subject to the discussion of backup withholding and legislation involving payments to certain foreign entities below, a non-U.S. holder generally will not be subject to U.S. federal income tax (or any withholding thereof) on any gain (other than any gain attributable to accrued interest, which will be taxable as interest and may be subject to the rules described above under the heading “U.S. Federal Income Tax Consequences to Non-U.S. Holders — Treatment of Interest”) realized by such holder upon a sale, taxable exchange, redemption, retirement, or other taxable disposition of a note, unless:

•	the non-U.S. holder is an individual present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are met; or

•

the gain is effectively connected with the conduct of a U.S. trade or business of the non-U.S. holder (and, if an applicable income tax treaty so provides, the gain is attributable to a U.S. permanent establishment of the non-U.S. holder or a fixed base in the case of an individual).

If the first exception applies, the non-U.S. holder generally will be subject to U.S. federal income tax at a rate of 30% on the gain derived by such holder upon the sale, taxable exchange, redemption, retirement, or other taxable disposition of a note, which may be offset by certain U.S. source capital losses, even though such holder is not considered a resident of the United States. If the second exception applies, the non-U.S. holder will generally be subject to U.S. federal income tax on the net gain derived from the sale, taxable exchange, redemption, retirement, or other taxable disposition of the notes in the same manner as a U.S. person. In addition, corporate non-U.S. holders to which the second exception applies may be subject to a 30% branch profits tax on its effectively connected earnings and profit for the taxable year, subject to adjustments. If a non-U.S. holder is eligible for the benefits of an income tax treaty between the United States and its country of residence, the U.S. federal income tax treatment of any such gain may be modified in the manner specified by the treaty.

Information Reporting and Backup Withholding

Generally, we or our paying agent must report to the IRS and to each non-U.S. holder the amount of any interest paid on the notes in each calendar year, and the amount of U.S. federal income tax withheld, if any, with respect to these payments. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which a non-U.S. holder resides under the provisions of an applicable income tax treaty.

Non-U.S. holders who have provided proper certification as to their non-U.S. status or who have otherwise established an exemption will generally not be subject to backup withholding on payments of interest if neither we nor our agent have actual knowledge or reason to know that such certification is unreliable or that the conditions of the exemption are in fact not satisfied.

Payments of the proceeds from the sale of a note to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, additional information reporting, but generally not backup withholding, may apply to those payments if the broker has certain relationships with the United States.

Payment of the proceeds from a sale of a note (including a retirement or redemption) to or through the United States office of a broker will be subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption from information reporting and backup withholding.

The amount of any backup withholding from a payment to a non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

Legislation Involving Payments to Certain Foreign Entities

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-United States entities. Specifically, a 30% withholding tax may be imposed on interest on, and gross proceeds from the sale or other disposition of, notes paid to a foreign financial institution or to a non-financial foreign entity, unless (1) the foreign financial institution undertakes certain diligence and reporting, (2) the non-financial foreign entity either certifies it does not have any substantial United States owners or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the United States Treasury requiring, among other things, that it undertake to identify accounts held by certain United States persons or United States-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

The IRS has issued administrative guidance providing that the withholding provisions described above will generally apply to payments of interest made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition of notes on or after January 1, 2017. In addition, proposed Treasury Regulations provide that this withholding tax would not apply to debt instruments issued before January 1, 2013 (and not materially modified after December 31, 2012), in which case these rules would not apply to the notes. The proposed Treasury Regulations will not, however, be effective until issued in final form, and there can be no assurance as to when those final regulations will be issued or as to the particular form that they might take. Investors should consult their tax advisors regarding this legislation and the recently proposed regulations thereunder.

UNDERWRITING

We intend to offer the notes through the underwriters named below, for whom UBS Securities LLC, Barclays Capital Inc. and Citigroup Global Markets Inc. are acting as representatives. Subject to the terms and conditions contained in the underwriting agreement dated the date of this prospectus supplement between the underwriters named below and us, we have agreed to sell to the underwriters and the underwriters have severally agreed to purchase, the principal amount of the notes listed opposite their names below.

Underwriters	Principal Amount
UBS Securities LLC	$187,000,000
Barclays Capital Inc.	$187,000,000
Citigroup Capital Markets Inc.	$187,000,000
BOSC, Inc.	$41,286,000
DNB Markets, Inc.	$41,286,000
Mitsubishi UFJ Securities (USA), Inc.	$41,286,000
Mizuho Securities USA Inc.	$41,286,000
SMBC Nikko Capital Markets Limited	$41,286,000
TD Securities (USA) LLC	$41,285,000
U.S. Bancorp Investments, Inc.	$41,285,000

Total	$850,000,000

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of the notes are purchased. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and may offer the notes to dealers at that price less a concession not in excess of 0.400% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of 0.250% of the principal amount of the notes to other dealers. After the initial offering of the notes to the public, the public offering price, concession and discount may be changed.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering (expressed as a percentage of the principal amount of the notes).

Paid by The Williams Companies, Inc.
Per note	0.650%

The expenses of the offering, not including the underwriting discount, are estimated to be approximately $500,000 and are payable by us.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Relationships / FINRA Conduct Rules

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging financing and brokerage activities. Some of the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking (including as lenders to us and our affiliates), investment banking or financial advisory transactions with us and our affiliates, in the ordinary course of their business. For example, UBS Securities LLC is acting as a financial advisor to us in connection with the Investment and certain underwriters and their affiliates, including UBS Securities LLC and UBS Loan Finance LLC, Barclays Bank PLC and Citigroup Global Markets Inc., are expected to act as arrangers and lenders for the Bridge Facility. In addition, Citigroup Global Markets Inc., Barclays Capital Inc., UBS Securities LLC, BOSC, Inc., DNB Markets, Inc., Mitsubishi UFJ Securities (USA) Inc., Mizuho Securities USA Inc., SMBC Nikko Capital Markets Limited and TD Securities (USA) LLC are serving as underwriters for the Common Stock Offering. Such underwriters and their affiliates have received customary compensation and reimbursement of their expenses for these commercial banking, investment banking or financial advisory transactions. In addition, Citigroup Global Markets Inc. is acting as financial advisor to Global Infrastructure Partners in connection with the Investment and is acting as a financial advisor to ACMP in connection with the CMO Acquisition.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve our securities and/or instruments. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

LEGAL MATTERS

Certain matters with respect to the issuance and sale of the notes offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP. Certain legal matters in connection with the notes offered hereby will be passed upon for the underwriters by Latham & Watkins LLP, New York, New York.

EXPERTS

The consolidated financial statements of The Williams Companies, Inc. appearing in The Williams Companies, Inc.’s Amendment No. 2 on Form 10-K/A to the Annual Report for the year ended December 31, 2011 (including schedules appearing therein) filed with the SEC on May 1, 2012, and the effectiveness of The Williams Companies, Inc.’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which report on the effectiveness of internal control over financial reporting included in the Form 10-K/A and incorporated herein by reference concludes, among other things, that The Williams Companies, Inc. did not maintain effective internal control over financial reporting as of December 31, 2011, based on Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weakness described therein, and which report on the consolidated financial statements for the years 2011 and 2010, is based in part on the report of Deloitte & Touche LLP, independent registered public accounting firm. Such consolidated financial statements and The Williams Companies, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, which concludes, among other things, that The Williams Companies, Inc. did not maintain effective internal control over financial reporting as of December 31, 2011, based on Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weakness described therein, are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act that registers the offer and sale of the notes covered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us. In addition, we file annual, quarterly and other reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our SEC filings are available on the SEC’s website at http://www.sec.gov. Unless specifically listed below, the information contained on the SEC website is not intended to be incorporated by reference in this prospectus supplement and you should not consider that information a part of this prospectus supplement. You also can obtain information about us at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement or the accompanying base prospectus by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying base prospectus. Information that we later provide to the SEC, and which is deemed to be “filed” with the SEC, will automatically update information previously filed with the SEC, and may replace information in this prospectus supplement and the accompanying base prospectus and information previously filed with the SEC.

We incorporate by reference in this prospectus supplement the following documents that we have previously filed with the SEC:

•	Our Annual Report on Form 10-K (File No. 1-04174) for the year ended December 31, 2011, filed on February 28, 2012, as amended by Amendment No. 2 to such Form 10-K, filed on May 1, 2012;

•

Our Quarterly Reports on Form 10-Q (File No. 1-04174) for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, filed on May 1, 2012, August 2, 2012 and October 31, 2012, respectively;

•

Our Current Reports on Form 8-K (File No. 1-04174) filed on February 13, 2012, March 20, 2012, April 2, 2012 and April 20, 2012 (excluding for all such Current Reports the information furnished under Item 7.01 thereof and corresponding information furnished under Item 9.01 or included as an exhibit thereto), January 6, 2012, January 25, 2012, March 30, 2012, May 1, 2012, May 21, 2012, July 31, 2012, August 28, 2012, September 20, 2012 and December 12, 2012; and

•

The information included in our definitive proxy statement filed on April 5, 2012 under the headings “Proposal 1 — Election of Directors,” “Section 16(a) Beneficial Ownership Reporting Compliance,” “Questions and Answers About the Annual Meeting and Voting,” “Corporate Governance and Board Matters,” “Compensation Discussion and Analysis,” “Executive Compensation and Other Information,” “Compensation of Directors,” “Compensation Committee Interlocks and Insider Participation,” “Equity Compensation Stock Plans,” “Security Ownership of Certain Beneficial Owners and Management” and the subheading “Principal Accounting Fees and Services” in Proposal 2 Ratification of the Appointment of Independent Auditors.

These reports contain important information about us, our financial condition and our results of operations.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of this offering will also be deemed to be incorporated herein by reference and will automatically update and supersede information in this prospectus supplement. Nothing in this prospectus supplement shall be deemed to incorporate information furnished to, but not filed with, the SEC pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit).

We make available free of charge on or through our Internet website, http://www.williams.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our Internet website is not part of this prospectus supplement and does not constitute a part of this prospectus supplement.

You may obtain any of the documents incorporated by reference in this prospectus supplement from the SEC through the SEC’s website at the address provided above. You also may request a copy of any document incorporated by reference in this prospectus supplement (excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference in this document), at no cost, by visiting our Internet website at http://www.williams.com, or by writing or calling us at the following address:

Investor Relations

The Williams Companies, Inc.

One Williams Center

Tulsa, Oklahoma 74172-0172

Telephone: (918) 573-2078

You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not authorized anyone else to provide you with any information. You should not assume that the information incorporated by reference or provided in this prospectus supplement is accurate as of any date other than the date on the front of each document.

PROSPECTUS

THE WILLIAMS COMPANIES, INC.

DEBT SECURITIES

PREFERRED STOCK

COMMON STOCK

PURCHASE CONTRACTS

WARRANTS

UNITS

We or selling securityholders to be named in a prospectus supplement may from time to time offer to sell debt securities, preferred stock, common stock, purchase contracts, warrants, or units. This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. Each time we or a selling securityholder sells securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus, the applicable prospectus supplement and the documents incorporated by reference herein and therein carefully before you invest in our securities.

Our common stock is listed on the New York Stock Exchange under the ticker symbol “WMB.”

We will sell these securities directly to investors, or through agents, dealers, or underwriters as designated from time to time, or through a combination of these methods, on a continuous or delayed basis.

This prospectus may not be used to sell our securities unless it is accompanied by the applicable prospectus supplement.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information or to make additional representations. We are not making or soliciting an offer of any securities other than the securities described in this prospectus and any prospectus supplement. We are not making or soliciting an offer of these securities in any state or jurisdiction where the offer is not permitted or in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information contained or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Investing in our securities involves a high degree of risk. See “Risk Factors” contained in the applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representations to the contrary are a criminal offense.

The date of this prospectus is May 24, 2012.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 we filed with the Securities and Exchange Commission (“SEC”) using a “shelf” registration process. We or selling securityholders to be named in a prospectus supplement may sell any combination of the securities described in this prospectus from time to time, either separately or in units, in one or more offerings.

Each time we or selling securityholders sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering and the terms of the particular securities offered.

In addition, the prospectus supplement may also add, update, or change the information contained in this prospectus. If there is any inconsistency between the information contained in this prospectus and any information incorporated by reference herein, on the one hand, and the information contained in any applicable prospectus supplement or incorporated by reference therein, on the other hand, you should rely on the information in the applicable prospectus supplement or incorporated by reference therein.

Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules, or regulations, we may instead include such information or add, update, or change the information contained in this prospectus by means of a post-effective amendment to the registration statement of which this prospectus is a part, through filings we make with the SEC that are incorporated by reference into this prospectus or by any other method as may then be permitted under applicable law, rules, or regulations.

Statements made in this prospectus, in any prospectus supplement, or in any document incorporated by reference in this prospectus or any prospectus supplement as to the contents of any contract or other document are not necessarily complete. In each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to the documents incorporated by reference. You may obtain copies of those documents as described below under “Where You Can Find More Information.”

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should not assume that the information in this prospectus, including any information incorporated in this prospectus by reference, the accompanying prospectus supplement, or any free writing prospectus prepared by us, is accurate as of any date other than the date on the front of those documents. Our business, financial condition, results of operations, and prospects may have changed since that date.

You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell securities in any jurisdiction where the offer or sale of such securities is not permitted.

In this prospectus, Williams (which includes The Williams Companies, Inc. and, unless the context otherwise requires, all of our subsidiaries) is at times referred to in the first person as “we,” “us,” or “our.” We also sometimes refer to Williams as the “Company.”

ABOUT THE WILLIAMS COMPANIES, INC.

We are an energy infrastructure company focused on connecting North America’s hydrocarbon resource plays to growing markets for natural gas, NGLs, and olefins. Our operations span from the deepwater Gulf of Mexico to the Canadian oil sands.

Our interstate gas pipeline and domestic midstream interests are largely held through our significant investment in Williams Partners L.P. (“WPZ”), one of the largest energy master limited partnerships. We own the approximate 2.0 percent general-partner interest and a 66.3 percent limited-partner interest in WPZ. We also own a Canadian midstream and domestic olefins production business, which processes oil sands off-gas and produces olefins for petrochemical feedstocks.

We were founded in 1908, originally incorporated under the laws of the state of Nevada in 1949 and reincorporated under the laws of the state of Delaware in 1987. Our principal executive offices are located at One Williams Center, Tulsa, Oklahoma 74172, and our telephone number is (918) 573-2000.

RISK FACTORS

Investing in the securities described herein involves risk. We urge you to carefully consider the risk factors described in our filings with the SEC that are incorporated by reference in this prospectus and any prospectus supplement or free writing prospectus used in connection with an offering of our securities, as well as the information relating to us identified below under “Special Note Regarding Forward-Looking Statements,” before making an investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and file reports and other information with the SEC. The public may read and copy any reports or other information that we file with the SEC at the SEC’s public reference room, 100 F Street N.E., Washington, D.C. 20549-2521. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Unless specifically listed under “Incorporation by Reference” below, the information contained on the SEC web site is not intended to be incorporated by reference into this prospectus and you should not consider that information a part of this prospectus.

Our SEC filings can also be inspected and copied at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We will also provide to you, at no cost, a copy of any document incorporated by reference in this prospectus and the applicable prospectus supplement and any exhibits specifically incorporated by reference into those documents. You may request copies of these filings from us by mail at the following address, or by telephone at the following telephone number:

The Williams Companies, Inc.

Investor Relations

One Williams Center

Tulsa, Oklahoma 74172-0172

Telephone Number: (918) 573-2000

We make available free of charge on or through our Internet website, http://www.williams.com, our reports and other information filed with or furnished to the SEC as referred to above and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not intended to be incorporated by reference into this prospectus and you should not consider that information a part of this prospectus.

INCORPORATION BY REFERENCE

We are incorporating by reference into this prospectus information we file with the SEC, which means we are disclosing important information to you by referring you to those documents. The information we incorporate by reference is considered to be part of this prospectus, unless we update or supersede that information by the information contained in this prospectus or the information we file subsequently that is incorporated by reference into this prospectus or any prospectus supplement. We are incorporating by reference the following documents that we have filed with the SEC:

•

our annual report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on February 27, 2012, as amended by Amendment No. 2 on Form 10-K/A filed with the SEC on May 1, 2012 (including the portions of our proxy statement for our 2012 annual meeting of stockholders specifically incorporated by reference therein);

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2012;

•

our current reports on Form 8-K filed with the SEC on January 6, 2012, January 25, 2012, February 13, 2012 (excluding the information furnished under Item 7.01 thereof and corresponding information furnished under Item 9.01 or included as an exhibit thereto), March 20, 2012 (excluding the information furnished under Item 7.01 thereof and corresponding information furnished under Item 9.01 or included as an exhibit thereto), March 30, 2012, April 2, 2012 (excluding the information furnished under Item 7.01 thereof and corresponding information furnished under Item 9.01 or included as an exhibit thereto), April 20, 2012 (excluding the information furnished under Item 7.01 thereof and corresponding information furnished under Item 9.01 or included as an exhibit thereto), May 1, 2012 and May 21, 2012;

•

the description of our common stock, par value $1.00 per share, contained in our Registration Statement on Form 8-B filed on August 20, 1987 (File No. 001-4174), including any amendments or reports filed for the purpose of updating the description of our common stock; and

•

the description of our Series A Junior Participating Preferred Stock Purchase Rights (currently traded with our common stock) contained in our Registration Statement on Form 8-A filed on February 5, 1996 (File No. 001-4174), as amended by Amendment No. 1 to the Registration Statement on Form 8-A filed on September 22, 2004 (File No. 001-4174), including any amendments or reports filed for the purpose of updating such description.

All documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of all offerings made pursuant to this prospectus and the applicable prospectus supplement also will be deemed to be incorporated herein by reference. Nothing in this prospectus shall be deemed to incorporate information furnished to but not filed with the SEC, including pursuant to Item 2.02 or Item 7.01 of Form 8-K (or corresponding information furnished under Item 9.01 or included as an exhibit). Any statements made in incorporated documents will automatically update and supersede the information contained in this prospectus and the applicable prospectus supplement, and any statements made in this prospectus update and supersede the information contained in past SEC filings incorporated by reference into this prospectus and the applicable prospectus supplement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

The information contained or incorporated by reference in this prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, and other matters. Words such as “anticipates,” “believes,” “could,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “may,” “might,” “objective,” “planned,” “potential,” “projects,” “scheduled,” “should,” and other similar expressions identify those statements that are forward-looking. These statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	amounts and nature of future capital expenditures;

•	expansion and growth of our business and operations;

•	financial condition and liquidity;

•	business strategy;

•	cash flow from operations or results of operations;

•	the levels of dividends to stockholders;

•	seasonality of certain business components; and

•	natural gas, natural gas liquids and crude oil prices and demand.

Forward-looking statements are based on numerous assumptions, uncertainties, and risks that could cause future events or results to be materially different from those stated or implied in this prospectus. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	whether we have sufficient cash to enable us to pay current and expected levels of dividends;

•	availability of supplies, market demand, volatility of prices, and the availability and cost of capital;

•

inflation, interest rates, fluctuation in foreign exchange, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	the strength and financial resources of our competitors;

•	ability to acquire new businesses and assets and integrate those operations and assets into our existing businesses, as well as expand our facilities;

•	development of alternative energy sources;

•	the impact of operational and development hazards;

•

costs of, changes in, or the results of laws, government regulations (including safety and climate change regulation and changes in natural gas production from exploration and production areas that we serve), environmental liabilities, litigation and rate proceedings;

•	our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	changes in maintenance and construction costs;

•	changes in the current geopolitical situation;

•	our exposure to the credit risk of our customers and counterparties;

•	risks related to strategy and financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of credit;

•	risks associated with future weather conditions;

•	acts of terrorism, including cybersecurity threats and related disruptions; and

•	additional risks described in our filings with the SEC.

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above and referred to below may cause our intentions to change from those statements of intention set forth or incorporated by reference in this prospectus and the applicable prospectus supplement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Because forward-looking statements involve risks and uncertainties, we caution that there are important factors, in addition to those listed above, that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include the risks set forth under the caption “Risk Factors” in this prospectus and in the documents incorporated by reference in this prospectus and the applicable prospectus supplement.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of securities by us as set forth in the applicable prospectus supplement. We will not receive any proceeds from the sale of securities by selling securityholders.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated.

	Three Months Ended March 31, 2012	Year Ended December 31,
		2011	2010	2009	2008	2007
Ratio of Earnings to Fixed Charges(a)	4.17	2.77	1.52	1.69	2.24	2.37

(a)	The ratio has been computed by dividing earnings by fixed charges. For purposes of computing these ratios, earnings means the following: income (loss) from continuing operations before income taxes, less equity earnings, excluding proportionate share from 50% owned investees and unconsolidated majority-owned investees; plus fixed charges (discussed below) and distributed income of equity-method investees, excluding proportionate share from 50% owned investees and unconsolidated majority-owned investees; less capitalized interest. Fixed charges means the sum of the following: interest accrued, including proportionate share from 50% owned investees and unconsolidated majority-owned investees; and rental expense representative of interest factor.

ADOPTION OF ACCOUNTING STANDARDS UPDATES ON COMPREHENSIVE INCOME (UNAUDITED)

In January 2012, we adopted Accounting Standards Update No. (ASU) 2011-05, “Comprehensive Income (Topic 220) Presentation of Comprehensive Income,” and ASU 2011-12, “Comprehensive Income (Topic 220) Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05.” As a result of our adoption of these updates, beginning with first-quarter 2012 we now present a separate consolidated statement of comprehensive income. The new guidance does not change the items in other comprehensive income or the measurement of those items. The following table displays the retrospective application of these standards to periods presented in the financial statements included in our Form 10-K for the fiscal year ended December 31, 2011, as amended on May 1, 2012, which are incorporated by reference into this filing.

	Years Ended December 31,
(Millions)	2011	2010	2009
Net income (loss)	$661	$(922)	$361

Other comprehensive income (loss):

Cash flow hedging activities:
Net unrealized gain (loss) from derivative instruments, net of taxes of ($152), ($185) and ($99) in 2011, 2010, and 2009	243	303	163
Reclassifications into earnings of net derivative instrument (gain) loss, net of taxes of $124, $131 and $234 in 2011, 2010, and 2009	(190)	(211)	(384)

Foreign currency translation adjustments	(18)	29	83

Pension and other postretirement benefits:
Prior service credit (cost) arising during the year, net of taxes of ($1) in 2011	1	-	7
Amortization of prior service cost (credit) included in net periodic benefit expense, net of taxes of $1 and $2 in 2011 and 2010	(2)	(2)	(3)
Net actuarial gain (loss) arising during the year, net of taxes of $89, $27 and ($16) in 2011, 2010, and 2009	(152)	(56)	27
Amortization of actuarial (gain) loss included in net periodic benefit expense, net of taxes of ($16), ($13), and ($16) in 2011, 2010, and 2009	27	23	26
Unrealized gain (loss) on equity securities, net of taxes of ($2) in 2011	3	-	-

Other comprehensive income (loss)	(88)	86	(81)

Comprehensive income (loss)	573	(836)	280
Less: Comprehensive income (loss) attributable to noncontrolling interest	285	175	83

Comprehensive income (loss) attributable to The Williams Companies, Inc.	$288	$(1,011)	$197

DESCRIPTION OF DEBT SECURITIES

The following sets forth certain general terms and provisions of the base indenture under which the debt securities are to be issued, unless otherwise specified in a prospectus supplement. The particular terms of the debt securities to be sold will be set forth in a prospectus supplement relating to such debt securities.

The debt securities will represent unsecured general obligations of the Company, unless otherwise provided in the prospectus supplement. As indicated in the applicable prospectus supplement, the debt securities will either be senior debt or subordinated debt. Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued under an indenture to be entered into between us and The Bank of New York Mellon Trust Company, N.A. that has been filed as an exhibit to the registration statement of which this prospectus is a part, subject to such amendments or supplemental indentures as are adopted from time to time. The following summary of certain provisions of that indenture does not purport to be complete and is subject to, and qualified in its entirety by, reference to all the provisions of that indenture, including the definitions therein of certain terms. Wherever particular sections or defined terms of the indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

General

The indenture does not limit the amount of debt securities that may be issued thereunder. The applicable prospectus supplement with respect to any debt securities will set forth the following terms of the debt securities offered pursuant thereto:

•	the title and series of such debt securities;

•	any limit upon the aggregate principal amount of such debt securities of such series;

•	whether such debt securities will be in global or other form;

•	the date or dates and method or methods by which principal and any premium on such debt securities is payable;

•	the interest rate or rates (or method by which such rate will be determined), if any;

•	the dates on which any such interest will be payable and the method of payment;

•	whether and under what circumstances any additional amounts are payable with respect to such debt securities;

•	the notice, if any, to holders of such debt securities regarding the determination of interest on a floating rate debt security;

•	the basis upon which interest on such debt securities shall be calculated, if other than that of a 360 day year of twelve 30-day months;

•	the place or places where the principal of and interest or additional amounts, if any, on such debt securities will be payable;

•	any redemption or sinking fund provisions, or the terms of any repurchase at the option of the holder of the debt securities;

•	the denominations of such debt securities, if other than $1,000 and integral multiples thereof;

•	any rights of the holders of such debt securities to convert the debt securities into other securities or property;

•	the terms, if any, on which payment of principal or any premium, interest or additional amounts on such debt securities will be payable in a currency other than U.S. dollars;

•

the terms, if any, by which the amount of payments of principal or any premium, interest or additional amounts on such debt securities may be determined by reference to an index, formula, financial or economic measure or other methods;

•

if other than the principal amount hereof, the portion of the principal amount of such debt securities that will be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

•	any events of default or covenants in addition to or in lieu of those described herein and remedies therefor;

•	whether such debt securities will be subject to defeasance or covenant defeasance;

•	the terms, if any, upon which such debt securities are to be issuable upon the exercise of warrants;

•

any trustees other than The Bank of New York Mellon Trust Company, N.A., and any authenticating or paying agents, transfer agents or registrars or any other agents with respect to such debt securities;

•	the terms, if any, on which such debt securities will be subordinate to other debt of the Company;

•	whether such debt securities will be guaranteed and the terms thereof;

•	whether such debt securities will be secured by collateral and the terms of such security; and

•	any other specific terms of such debt securities and any other deletions from or additions to or modifications of the indenture with respect to such debt securities.

Debt securities may be presented for exchange, conversion or transfer in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. Such services will be provided without charge, other than any tax or other governmental charge payable in connection therewith, but subject to the limitations provided in the indenture.

The indenture does not contain any covenant or other specific provision affording protection to holders of the debt securities in the event of a highly leveraged transaction or a change in control of the Company, except to the limited extent described below under “—Consolidation, Merger and Sale of Assets.”

Modification and Waiver

The indenture provides that supplements to the indenture and the applicable supplemental indentures may be made by the Company and the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the indenture or of modifying in any manner the rights of the holders of debt securities of a series under the indenture or the debt securities of such series, with the consent of the holders of a majority (or such greater amount as is provided for a particular series of debt securities) in principal amount of the outstanding debt securities issued under such indenture that are affected by the supplemental indenture, voting as a single class; provided that no such supplemental indenture may, without the consent of the holder of each such debt security affected thereby, among other things:

(a)

change the stated maturity of the principal of, or any premium, interest or additional amounts on, such debt securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest or any additional amounts thereon, or reduce any premium payable on redemption thereof or otherwise, or reduce the amount of the principal of debt securities issued with original issue discount that would be due and payable upon an acceleration of the maturity thereof or the amount thereof provable in bankruptcy, or change the redemption provisions or adversely affect the right of repayment at the option of the holder, or change the place of payment or currency in which the principal of, or any premium, interest or additional amounts with respect to any debt security is payable, or impair or affect the right of any holder of debt securities to institute suit for the payment after such payment is due (except a rescission and annulment of acceleration with respect to a series of debt securities by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of such series and a waiver of the payment default that resulted from such acceleration);

(b)	reduce the percentage of outstanding debt securities of any series, the consent of the holders of which is required for any such supplemental indenture, or the consent of whose holders is required for any waiver or reduce the quorum required for voting;

(c)	modify any of the provisions of the sections of such indenture relating to supplemental indentures with the consent of the holders, waivers of past defaults or securities redeemed in part, except to increase any such percentage or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of each holder affected thereby; or

(d)	make any change that adversely affects the right to convert or exchange any security into or for common stock or other securities, cash or other property in accordance with the terms of the applicable debt security.

The indenture provides that a supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has expressly been included solely for the benefit of one or more particular series of debt securities, or that modifies the rights of the holders of such series with respect to such covenant or other provision, shall be deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

The indenture provides that the Company and the applicable trustee may, without the consent of the holders of any series of debt securities issued thereunder, enter into additional supplemental indentures for one of the following purposes:

(a)	to evidence the succession of another corporation to the Company and the assumption by any such successor of the covenants of the Company in such indenture and in the debt securities issued thereunder;

(b)	to add to the covenants of the Company or to surrender any right or power conferred on the Company pursuant to the indenture;

(c)	to establish the form and terms of debt securities issued thereunder;

(d)	to evidence and provide for a successor trustee under such indenture with respect to one or more series of debt securities issued thereunder or to provide for or facilitate the administration of the trusts under such indenture by more than one trustee;

(e)	to cure any ambiguity, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision of the indenture or to make any other provisions with respect to matters or questions arising under such indenture; provided that no such action pursuant to this clause (e) shall adversely affect the interests of the holders of any series of debt securities issued thereunder in any material respect;

(f)	to add to, delete from or revise the conditions, limitations and restrictions on the authorized amount, terms or purposes of issue, authentication and delivery of securities under the indenture;

(g)	to add any additional events of default with respect to all or any series of debt securities;

(h)	to supplement any of the provisions of the indenture as may be necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that such action does not adversely affect the interests of any holder of an outstanding debt security of such series or any other security in any material respect;

(i)	to make provisions with respect to the conversion or exchange rights of holders of debt securities of any series;

(j)	to pledge to the trustee as security for the debt securities of any series any property or assets;

(k)	to add guarantees in respect of the debt securities of one or more series;

(l)	to change or eliminate any of the provisions of the indenture, provided that any such change or elimination become effective only when there is no security of any series outstanding created prior to the execution of such supplemental indenture which is entitled to the benefit of such provision;

(m)	to provide for certificated securities in addition to or in place of global securities;

(n)	to qualify such indenture under the Trust Indenture Act of 1939, as amended;

(o)	with respect to the debt securities of any series, to conform the text of the indenture or the debt securities of such series to any provision of the description thereof in the Company’s offering memorandum or prospectus relating to the initial offering of such debt securities, to the extent that such provision, in the good faith judgment of the Company, was intended to be a verbatim recitation of a provision of the indenture or such securities; or

(p)	to make any other change that does not adversely affect the rights of holders of any series of debt securities issued thereunder in any material respect.

Events of Default

Unless otherwise provided in any prospectus supplement, the following will be events of default under the indenture with respect to each series of debt securities issued thereunder:

(a)	default for 30 days in the payment when due of interest on, or any additional amount in respect of, any series of debt securities;

(b)	default in the payment of principal or any premium on any series of the debt securities outstanding under the indenture when due;

(c)	default in the payment, if any, of any sinking fund installment when and as due by the terms of any debt security of such series, subject to any cure period that may be specified in any debt security of such series;

(d)

failure by the Company for 60 days after receipt by registered or certified mail of written notice from the trustee upon instruction from holders of at least 25% in principal amount of the then outstanding debt securities of such series to comply with any of the other agreements in the indenture and stating that such notice is a “Notice of Default” under the indenture; provided, that if such failure cannot be remedied within such 60-day period, such period shall be automatically extended by another 60 days so long as (i) such failure is subject to cure and (ii) the Company is using commercially reasonable efforts to cure such failure; and provided, further, that a failure to comply with any such other agreement in the indenture that results from a change in generally accepted accounting principles shall not be deemed to be an event of default;

(e)	certain events of bankruptcy, insolvency or reorganization of the Company; and

(f)	any other event of default provided in a supplemental indenture with respect to a particular series of debt securities, provided that any event of default that results from a change in generally accepted accounting principles shall not be deemed to be an event of default.

In case an event of default specified in clause (a) or (b) above shall occur and be continuing with respect to any series of debt securities, holders of at least 25%, and in case an event of default specified in any clause other than clause (a), (b) or (e) above shall occur and be continuing with respect to any series of debt securities, holders of at least a majority, in aggregate principal amount of the debt securities of such series then outstanding may declare the principal (or, in the case of discounted debt securities, the amount specified in the terms thereof) of such series to be due and payable. If an event of default described in (e) above shall occur and be continuing then the principal amount (or, in the case of discounted debt securities, the amount specified in the terms thereof) of all the debt securities outstanding shall be and become due and payable immediately, without notice or other action by any holder or the applicable trustee, to the full extent permitted by law. Any past or existing default or event of default with respect to particular series of debt securities under such indenture may be waived by the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, except in each case a continuing default (1) in the payment of the principal of, any premium or interest on, or any additional amounts with respect to, any debt security of such series, or (2) in respect of a covenant or provision which cannot be modified or amended without the consent of each holder affected thereby.

The indenture provides that the applicable trustee may withhold notice to the holders of any default with respect to any series of debt securities (except in payment of principal of or interest or premium on, or sinking fund payment in respect of, the debt securities) if the applicable trustee considers it in the interest of holders to do so.

The indenture contains a provision entitling the applicable trustee to be indemnified by the holders before proceeding to exercise any trust or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the then outstanding debt securities of any series may direct the time, method and place of conducting any proceedings for any remedy available to the applicable trustee or of exercising any trust or power conferred upon the applicable trustee with respect to the debt securities of such series; provided, however, that the applicable trustee may decline to follow any such direction if, among other reasons, the applicable trustee determines in good faith that the actions or proceedings as directed may not lawfully be taken or would be unduly prejudicial to the holders of the debt securities of such series not joining in such direction. The right of a holder to institute a proceeding with respect to a series of debt securities will be subject to certain conditions precedent including, without limitation, that in case of an event of default specified in clause (a), (b) or (e) of the first paragraph above under “—Events of Default,” holders of at least 25%, or in case of an event of default other than specified in clause (a), (b) or (e) of the first paragraph above under “—Events of Default”, holders of at least a majority, in aggregate principal amount of the debt securities of such series then outstanding make a written request upon the applicable trustee to exercise its powers under such indenture, indemnify the applicable trustee and afford the applicable trustee reasonable opportunity to act. Notwithstanding the foregoing, the holder has an absolute right to receipt of the principal of, premium, if any, and interest when due on the debt securities, to require conversion of debt securities if such indenture provides for convertibility at the option of the holder and to institute suit for the enforcement thereof.

Consolidation, Merger and Sale of Assets

The indenture provides that the Company may not directly or indirectly consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets and properties and the assets and properties of its subsidiaries (taken as a whole) to another person in one or more related transactions unless the successor person is a person organized under the laws of any domestic jurisdiction and assumes the Company’s obligations on the debt securities issued thereunder, and under the indenture, and after giving effect thereto no event of default, and no event that, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and that certain other conditions are met.

Certain Covenants

Payment of Principal, any Premium, Interest or Additional Amounts. The Company will duly and punctually pay the principal of, and premium and interest on or any additional amounts payable with respect to, any debt securities of any series in accordance with their terms.

Maintenance of Office or Agency. The Company will be required to maintain an office or agency in each place of payment for each series of debt securities for notice and demand purposes and for the purposes of presenting or surrendering debt securities for payment, registration of transfer, or exchange.

Reports. So long as any debt securities of a particular series are outstanding, the Company will file with the Trustee, within 30 days after the Company has filed the same with the Commission, unless such reports are available on the Commission’s EDGAR filing system (or any successor thereto), copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of said Sections, then it shall file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations.

Additional Covenants. Any additional covenants of the Company with respect to any series of debt securities will be set forth in the prospectus supplement relating thereto.

Conversion Rights

The terms and conditions, if any, upon which the debt securities are convertible into common stock or preferred stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of redemption of such debt securities and any restrictions on conversion.

Redemption; Repurchase at the Option of the Holder; Sinking Fund

The terms and conditions, if any, upon which (a) the debt securities are redeemable at the option of the Company, (b) the holder of debt securities may cause the Company to repurchase such debt securities or (c) the debt securities are subject to any sinking fund will be set forth in the applicable prospectus supplement relating thereto.

Repurchases on the Open Market

The Company or any affiliate of the Company may at any time or from time to time repurchase any debt security in the open market or otherwise. Such debt securities may, at the option of the Company or the relevant affiliate of the Company, be held, resold or surrendered to the trustee for cancellation.

Discharge, Defeasance and Covenant Defeasance

The indenture provides, with respect to each series of debt securities issued thereunder, that the Company may satisfy and discharge its obligations under such debt securities of a series and such indenture with respect to debt securities of such series if:

(a)	all debt securities of such series previously authenticated and delivered, with certain exceptions, have been accepted by the applicable trustee for cancellation; or

(b) (i)	the debt securities of such series have become due and payable, or mature within one year, or all of them are to be called for redemption within one year under arrangements satisfactory to the applicable trustee for giving the notice of redemption and the Company irrevocably deposits in trust with the applicable trustee, as trust funds solely for the benefit of the holders of such debt securities, for that purpose, money or governmental obligations or a combination thereof sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the applicable trustee) to pay the entire indebtedness on the debt securities of such series to maturity or redemption, as the case may be, and pays all other sums payable by it under such indenture; and

(ii)	the Company delivers to the applicable trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the satisfaction and discharge of such indenture with respect to the debt securities of such series have been complied with.

Notwithstanding such satisfaction and discharge, the obligations of the Company to compensate and indemnify the trustee, to pay additional amounts, if any, in respect of debt securities in certain circumstances and to convert or exchange debt securities pursuant to the terms thereof and the obligations of the Company and the trustee to hold funds in trust and to apply such funds pursuant to the terms of the indenture, with respect to issuing temporary debt securities, with respect to the registration, transfer and exchange of debt securities, with respect to the replacement of mutilated, destroyed, lost or stolen debt securities and with respect to the maintenance of an office or agency for payment, shall in each case survive such satisfaction and discharge.

Unless inapplicable to debt securities of a series pursuant to the terms thereof, the indenture provides that (i) the Company will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities issued thereunder of any series, and the provisions of such indenture will, except as noted below, no longer be in effect with respect to the debt securities of such series (“defeasance”) and (ii) (1) the Company may omit to comply with the covenant under “—Consolidation, Merger and Sale of Assets” and any other additional covenants established pursuant to the terms of such series, and such omission shall be deemed not to be an event of default under clause (d) or (f) of the first paragraph of “—Events of Default” and (2) the occurrence of any event described in clause (f) of the first paragraph of “—Events of Default” shall not be deemed to be an event of default, in each case with respect to the outstanding debt securities of such series ((1) and (2) of this clause (ii), “covenant defeasance”); provided that the following conditions shall have been satisfied with respect to such series:

(a)

the Company has irrevocably deposited in trust with the applicable trustee as trust funds solely for the benefit of the holders of the debt securities of such series, for payment of the principal of and interest of the debt securities of such series, money or government obligations or a combination thereof sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the applicable trustee) without consideration of any reinvestment to pay and discharge the principal of and accrued interest on the outstanding debt securities of such series to maturity or earlier redemption (irrevocably provided for under arrangements satisfactory to the applicable trustee), as the case may be;

(b)	such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, such indenture or any other material agreement or instrument to which the Company is a party or by which it is bound;

(c)	no event of default or event which with notice or lapse of time would become an event of default with respect to such debt securities of such series shall have occurred and be continuing on the date of such deposit;

(d)	the Company shall have delivered to such trustee an opinion of counsel as described in the indenture to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company’s exercise of its option under this provision of such indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance had not occurred;

(e)	the Company has delivered to the applicable trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in such indenture relating to the defeasance contemplated have been complied with;

(f)	if the debt securities are to be redeemed prior to their maturity, notice of such redemption shall have been duly given or in another manner satisfactory to the trustee; and

(g)	any such defeasance or covenant defeasance shall comply with any additional or substitute terms provided for by the terms of such debt securities of such series.

Notwithstanding a defeasance or covenant defeasance, the Company’s obligations with respect to the following in respect of debt securities of such series will survive with respect to such securities until otherwise terminated or discharged under the terms of the indenture or no debt securities of such series are outstanding:

(a)	the rights of holders of outstanding debt securities of such series to receive payments in respect of the principal of, interest on or premium or additional amounts, if any, payable in respect of, such debt securities when such payments are due from the trust referred in clause (a) in the preceding paragraph;

(b)	the issuance of temporary debt securities, the registration, transfer and exchange of debt securities, the replacement of mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and holding payments in trust;

(c)	the rights, powers, trusts, duties and immunities of the trustee, and the Company’s obligations in connection therewith; and

(d)	the defeasance or covenant defeasance provisions of the indenture.

Applicable Law

The indenture provides that the debt securities and the indenture will be governed by and construed in accordance with the laws of the State of New York.

About the Trustee

Unless otherwise specified in the applicable prospectus supplement, The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture.

DESCRIPTION OF CAPITAL STOCK

Preferred Stock

Under our amended and restated certificate of incorporation, as supplemented, we are authorized to issue up to 30,000,000 shares of preferred stock, par value $1.00 per share, in one or more series. As of May 24, 2012, there were no shares of preferred stock issued and outstanding.

The following description of preferred stock sets forth certain general terms and provisions of the series of preferred stock to which any prospectus supplement may relate. The prospectus supplement relating to a particular series of preferred stock will describe certain other terms of such series of preferred stock. If so indicated in the prospectus supplement relating to a particular series of preferred stock, the terms of any such series of preferred stock may differ from the terms set forth below. The description of preferred stock set forth below and the description of the terms of a particular series of preferred stock set forth in the related prospectus supplement are not complete and are qualified in their entirety by reference to the certificate of incorporation and to the certificate of designation relating to that series of preferred stock.

The rights of the holders of each series of preferred stock will be subordinate to those of our general creditors.

General Terms of the Preferred Stock

The certificate of incorporation will set forth the designations, preferences, and relative, participating, optional and other special rights, and the qualifications, limitations, and restrictions of the preferred stock of each series. To the extent the certificate of incorporation does not set forth the rights and limitations, they will be fixed by the certificate of designation relating to the series. A prospectus supplement relating to each series will specify the terms of the preferred stock as follows:

•	the distinctive designation of the series and the number of shares which shall constitute the series;

•

the rate of dividends, if any, payable on shares of the series, the date, if any, from which the dividends shall accrue, the conditions upon which and the date when the dividends shall be payable, and whether the dividends shall be cumulative or noncumulative;

•	the amounts which the holders of the preferred stock of the series shall be entitled to be paid in the event of a voluntary or involuntary liquidation, dissolution, or winding up of Williams; and

•	whether or not the preferred stock of the series shall be redeemable and at what times and under what conditions and the amount or amounts payable thereon in the event of redemption.

The prospectus supplement may, in a manner not inconsistent with the provisions of the certificate of incorporation:

•	limit the number of shares of the series that may be issued;

•

provide for a sinking fund for the purchase or redemption or a purchase fund for the purchase of shares of the series, set forth the terms and provisions governing the operation of any fund, and establish the status as to reissue of shares of preferred stock purchased or otherwise reacquired or redeemed or retired through the operation of the sinking or purchase fund;

•	grant voting rights to the holder of shares of the series, in addition to and not inconsistent with those granted by the certificate of incorporation to the holders of preferred stock;

•

impose conditions or restrictions upon the creation of indebtedness of Williams or upon the issue of additional preferred stock or other capital stock ranking equally with or prior to the preferred stock or capital stock as to dividends or distribution of assets on liquidation;

•	impose conditions or restrictions upon the payment of dividends upon, the making of other distributions to, or the acquisition of junior stock;

•	grant to the holders of the preferred stock of the series the right to convert the preferred stock into shares of another series or class of capital stock; or

•	grant other special rights to the holders of shares of the series as the board of directors may determine and as shall not be inconsistent with the provisions of the certificate of incorporation.

Dividends

Holders of the preferred stock of any series shall be entitled to receive, when, as and if declared by the board of directors, preferential dividends in cash at the annual rate, if any, fixed for the series. Their entitlement will be subject to any limitations specified in the certificate of incorporation and in the certificate of designation providing for the issuance of a particular series of preferred stock. The certificate of designation providing for the issuance of preferred stock of the series may specify the date on which the preferential dividends are payable. The preferential dividends shall further be payable to stockholders of record on a date which precedes each dividend payment date which the board of directors has fixed in advance of each particular dividend.

Each share of preferred stock shall rank on a parity with each other share of preferred stock, irrespective of series, with respect to preferential dividends accrued on the shares of the series. We will not declare or pay any dividend nor will we set apart a dividend for payment for the preferred stock of any series unless at the same time we declare, pay, or set apart a dividend in like proportion to the dividends accrued upon the preferred stock of each other series. This does not, however, prevent us from authorizing or issuing one or more series of preferred stock bearing dividends subject to contingencies as to the existence or amount of our earnings during one or more fiscal periods, or as to other events, to which dividends on other series of preferred stock are not subject.

So long as any shares of preferred stock remain outstanding, we will not, unless all dividends accrued on outstanding shares of preferred stock for all past dividend periods shall have been paid or declared and a sum sufficient for the payment of the dividends set apart:

•	pay or declare any dividends whatsoever, whether in cash, stock, or otherwise;

•	make any distribution on any class of junior stock; or

•	purchase, retire, or otherwise acquire for valuable consideration any shares of preferred stock (subject to certain limitations) or junior stock.

As a holding company, our ability to pay dividends on the preferred stock will depend upon the payment of dividends, interest, or other charges by our subsidiaries to us. Debt instruments of certain of our subsidiaries may limit the amount of payments to us, which could affect the amount of funds available to us to pay dividends on the preferred stock.

The registrar, transfer agent, and dividend disbursing agent for the preferred stock will be named in the applicable prospectus supplement.

Redemption

With the approval of our board of directors, we may redeem all or any part of the preferred stock of any series that by its terms is redeemable. Redemption will take place at the time or times and on the terms and conditions fixed for the series. We must duly give notice in the manner provided in the certificate of designation providing for the series. We must pay for preferred stock in cash the sum fixed for the series, together, in each case, with an amount equal to accrued and unpaid dividends on the series of preferred stock. The certificate of designation providing for a series of preferred stock that is subject to redemption may provide, upon the two conditions discussed below, that the shares will no longer be deemed outstanding, and all rights with respect to the shares will cease, including the accrual of further dividends, other than the right to receive the redemption price of the shares without interest, when:

•	we have given notice of redemption of all or part of the shares of the series; and

•

we have set aside or deposited with a suitable depositary for the proportionate benefit of the shares called for redemption the redemption price of the shares, together with accrued dividends to the date fixed as the redemption date.

Redemption will terminate the right of holders of the preferred stock to accrual of further dividends. Redemption will not, however, terminate the right of holders of the shares redeemed to receive the redemption price for the shares without interest.

Voting Rights

The preferred stock will have no right or power to vote on any question or in any proceeding or to be represented at or to receive notice of any meeting of stockholders, except as:

•	stated in this prospectus or the applicable prospectus supplement;

•	expressly provided by law; or

•	provided in the certificate of designation of the series of preferred stock.

On any matters on which the holders of the preferred stock or any series thereof shall be entitled to vote separately as a class or series, they shall be entitled to one vote for each share held.

So long as any shares of preferred stock are outstanding, we must not, during the continuance of any default in the payment of dividends on the preferred stock, redeem or otherwise acquire for value any shares of the preferred stock or of any other stock ranking on a parity with the preferred stock concerning dividends or distribution of assets on liquidation. Holders of a majority of the number of shares of preferred stock outstanding at the time may, however, permit such a redemption by giving their consent in person or by proxy, either in writing or by vote at any annual meeting or any special meeting called for the purpose.

Liquidation Rights

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of Williams, the holders of the preferred stock of the respective series are entitled to be paid in full the following amounts:

•	the amount fixed in the certificate of designation providing for the issue of shares of the series; plus

•	a sum equal to all accrued and unpaid dividends on the shares of preferred stock to the date of payment of the dividends.

We must have made this payment in full to the holders of the preferred stock before we may make any distribution or payment to the holders of any class of stock ranking junior to the preferred stock as to dividends or distribution of assets on liquidation. After we have made this payment in full to the holders of the preferred stock, our remaining assets and funds will be distributed among the holders of our stock ranking junior to the preferred stock according to their rights. If our assets available for distribution to holders of preferred stock are sufficient to make the payment required to be made in full, these assets will be distributed to the holders of shares of preferred stock proportionately to the amounts payable upon each share of preferred stock.

Common Stock

As of the date of this prospectus, we are authorized to issue up to 960,000,000 shares of common stock, par value $1.00 per share. As of May 23, 2012, we had 660,636,847 issued and outstanding shares of common stock. In addition, as of May 22, 2012, 12,190,144 shares of common stock were subject to options or deferred rights outstanding under various stock and compensation incentive plans. The outstanding shares of common stock are fully paid and nonassessable. The holders of common stock are not entitled to preemptive or redemption rights. Shares of common stock are not convertible into shares of any other class of capital stock. Computershare Trust Company, N.A. (“Computershare”) is the transfer agent and registrar for our common stock. Our common stock is listed on the New York Stock Exchange under the ticker symbol “WMB.”

Dividends

The holders of our common stock are entitled to receive dividends when, as, and if declared by our board of directors, out of funds legally available for their payment subject to the rights of holders of any outstanding preferred stock.

Voting Rights

The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders.

Rights Upon Liquidation

In the event of our voluntary or involuntary liquidation, dissolution, or winding up of the affairs of Williams, the holders of our common stock will be entitled to share equally in any assets available for distribution after the payment in full of all debts and distributions and after the holders of all series of outstanding preferred stock have received their liquidation preferences in full.

Preferred Stock Purchase Rights

On September 21, 2004, we entered into an amended and restated rights agreement (as amended, the “Rights Agreement”) with UMB Bank N.A. (successor to EquiServe Trust Company, N.A.), as rights agent. The Rights Agreement provides for a one-third preferred stock purchase right for each outstanding share of our common stock (subject to adjustment for stock splits, stock dividends and recapitalizations with respect to our common stock). The rights trade automatically with shares of common stock and become exercisable only under the circumstances described below. The rights are designed to protect the interests of us and our stockholders against coercive takeover tactics. The purpose of the rights is to encourage potential acquirers to negotiate with our board of directors prior to attempting a takeover and to provide the board of directors with leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The rights may have anti-takeover effects. The rights should not, however, interfere with a merger or other business combination approved by our board of directors.

Until a right is exercised, the right does not entitle the holder to additional rights as a stockholder, including, without limitation, the right to vote or to receive dividends. Upon becoming exercisable, each right entitles its holder to purchase from us one two-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise or purchase price of $50.00 per right, subject to adjustment. Each share of Series A Junior Participating Preferred Stock entitles the holder to receive quarterly dividends payable in cash of an amount per share equal to the greater of:

•	(a) $120 (reflecting adjustments for stock splits subsequent to the adoption of the Certificate of Designations for the Series A Junior Participating Preferred Stock), or

•

(b) 1,200 (reflecting adjustments for stock splits subsequent to the adoption of the Certificate of Designations for the Series A Junior Participating Preferred Stock) times the aggregate per share amount of all cash dividends declared since the immediately preceding quarterly dividend payment date; plus 1,200 (reflecting adjustments for stock splits subsequent to the adoption of the Certificate of Designations for the Series A Junior Participating Preferred Stock) times the aggregate per share amount payable in kind of all non-cash dividends or other distributions other than dividends payable in common stock declared since the immediately preceding quarterly dividend payment date.

The dividends on the Series A Junior Participating Preferred Stock are cumulative. Holders of Series A Junior Participating Preferred Stock have voting rights entitling them to 1,200 (reflecting adjustments for stock splits subsequent to the adoption of the Certificate of Designations for the Series A Junior Participating Preferred Stock) votes per share on all matters submitted to a vote of our stockholders.

In general, the rights will not be exercisable until the distribution date, which is the earlier of (a) the date of the first Section 11(a)(ii) Event (as defined below) or the date of the first Section 13 Event (as defined below) and (b) the close of business on the 10th business day (or such later date as our board shall determine) after the commencement of a tender or exchange offer for 15% or more of our outstanding common stock. A person or group acquiring at least 15% of our common stock is referred to as an “acquiring person” below.

In the event that a person or group acquires beneficial ownership of 15% or more of our outstanding common stock as described in Section 11(a)(ii) of the Rights Agreement (a “Section 11(a)(ii) Event”) and the expiration date has not occurred prior to the tenth business day after a Section 11(a)(ii) Event, each holder of a right will have the right to exercise and receive common stock having a value equal to two times the exercise price of the right. The exercise price is the purchase price times the number of shares of common stock associated with each right. Any rights that are at any time beneficially owned by an acquiring person will be null and void and any holder of such right will be unable to exercise or transfer the right.

In the event that at any time prior to the earlier of the redemption date or the expiration date as defined in the Rights Agreement, a Section 13 Event as described in Section 13 of the Rights Agreement occurs, each right becomes exercisable and each right will entitle its holder to receive common stock of the principal party having a value equal to two times the exercise price of the right. A Section 13 Event is where we either (a) engage in a merger or other business combination in which we are not the surviving corporation, (b) engage in a merger or other business combination in which we are the surviving corporation but all or a part of our common stock is changed or exchanged, or (c) sell or transfer 50% or more of our assets, cash flow or earning power.

The rights will expire at the close of business on September 21, 2014, unless redeemed before that time. At any time prior to the earlier of (a) a Section 11(a)(ii) Event, (b) the date of the first Section 13 Event, and (c) September 21, 2014, our board may redeem the rights in whole, but not in part, at a price of $0.01 per right. Prior to the date of the first Section 11(a)(ii) Event or the date of the first Section 13 Event, we may amend the Rights Agreement in any respect without the approval of the rights holders. However, after the date of the first Section 11(a)(ii) Event or the date of the first Section 13 Event, the Rights Agreement may not be amended in any way that would adversely affect the holders of rights (other than any acquiring person or a principal party). The Series A Junior Participating Preferred Stock ranks junior to all other existing and future series of our preferred stock as to the payment of dividends and the distribution of assets unless the terms of the series specify otherwise. Holders should refer to the applicable provisions of the Rights Agreement, which we filed with the SEC as Exhibit 4.1 to our Current Report on Form 8-K filed September 21, 2004.

Certain Certificate of Incorporation Provisions

We currently have the following provisions in our charter or bylaws that could be considered to be “anti-takeover” provisions:

•

an article in our charter providing that until the annual meeting of stockholders in 2013, directors cannot be removed except for cause and by the affirmative vote of three-fourths of the outstanding shares of common stock;

•

an article in our charter requiring the affirmative vote of three-fourths of the outstanding shares of common stock for certain merger and asset sale transactions with holders of more than five percent of the voting power of Williams;

•	a bylaw that only permits our chairman of the board, president or a majority of the board to call a special meeting of the stockholders; and

•	a bylaw requiring stockholders to provide prior notice for nominations for election to the board of directors or for proposing matters which can be acted upon at stockholders meetings.

We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an interested stockholder, which is defined generally as a person owning 15% or more of our outstanding voting stock, from engaging in a business combination with us for three years following the date that person became an interested stockholder unless:

•

before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•

upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by persons who are both directors and officers of Williams or by certain employee stock plans); or

•

on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of a least 66 2/3% of our outstanding voting stock (excluding shares held by the interested stockholder).

A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

DESCRIPTION OF PURCHASE CONTRACTS

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under the indenture, a form of which is filed as an exhibit to the registration statement of which this prospectus is a part.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase our debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

•	the title of such warrants;

•	the aggregate number of such warrants;

•	the price or prices at which such warrants will be issued;

•	the currency or currencies in which the price of such warrants will be payable;

•

the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which and the currency or currencies, in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on and after which such warrants and the related securities will be separately transferable; and

•	any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock, or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the purchase contracts, warrants, debt securities, preferred stock, and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Gibson, Dunn & Crutcher LLP. Any agents or underwriters will be represented by their own legal counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of The Williams Companies, Inc. appearing in The Williams Companies, Inc.’s Amendment No. 2 on Form 10-K/A to the Annual Report for the year ended December 31, 2011 (including schedules appearing therein) filed with the SEC on May 1, 2012, and the effectiveness of The Williams Companies, Inc.’s internal control over financial reporting as of December 31, 2011, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which report on the effectiveness of internal control over financial reporting concludes, among other things, that The Williams Companies, Inc. did not maintain effective internal control over financial reporting as of December 31, 2011, based on Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weakness described therein, included in the Form 10-K/A, and incorporated herein by reference which, as to their report on the consolidated financial statements for the years 2011 and 2010, is based in part on the report of Deloitte & Touche LLP, independent registered public accounting firm. Such consolidated financial statements and The Williams Companies, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2011, which concludes, among other things, that The Williams Companies, Inc. did not maintain effective internal control over financial reporting as of December 31, 2011, based on Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, because of the effects of the material weakness described therein, are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

$850,000,000

3.700% Senior Notes due 2023

PROSPECTUS SUPPLEMENT

December 13, 2012

Joint Book-Running Managers

UBS Investment Bank

Barclays

Citigroup

Co-Managers

BOSC, Inc.

DNB Markets

Mitsubishi UFJ Securities

Mizuho Securities

SMBC Nikko

TD Securities

US Bancorp